STOCK PURCHASE AGREEMENT

dated as of October 8, 2008

by and among

Mandalay Media, Inc.,

Jonathan Cresswell (a/k/a Jack Cresswell), Nathaniel MacLeitch and the shareholders of AMV signatories hereto relating to the purchase and sale

of

100% of the share capital

of

AMV Holding Limited

and

80% of the share capital of Fierce Media Limited

(continued)

(continued)

(continued)

(continued)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 8, 2008 (the "Agreement"), by and among Mandalay Media, Inc., a Delaware corporation ("Buyer"), Jonathan Cresswell (a/k/a Jack Cresswell) (“Cresswell”), Nathaniel MacLeitch (“MacLeitch”, and together with Cresswell, the " Founding Sellers") and the shareholders of AMV signatories hereto (collectively, the “Non-Founding Sellers”).

WHEREAS, the Sellers, at Closing, shall collectively be the registered and beneficial owners of 100% of the issued and outstanding share capital, £0.001 par value per share (the “AMV Shares”), of AMV Holding Limited (registered in England and Wales under company number 05811953), whose registered office is at 65 High Street, Marlow, SL7 1AB ("AMV"); and

WHEREAS, the Founding Sellers are collectively the registered and beneficial owners of 80% of the issued and outstanding share capital, £0.001 par value per share (the “Fierce Shares”, and together with the AMV Shares, the “Shares”), of Fierce Media Limited (registered in England and Wales under company number 06467675), whose registered office is at 65 High Street, Marlow, SL7 1AB ("Fierce", and together with AMV, the “Acquired Companies”); and

WHEREAS, Founding Sellers and the Non-Founding Sellers desire to sell the Shares, each in the amounts set forth opposite his name on Schedule A, to Buyer, and Buyer desires to purchase the Shares from each of the Founding Sellers and Non-Founding Sellers as set forth on Schedule A, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, at Closing, the Option Holder Sellers and Tim Parsons shall sell the shares of capital stock of AMV that each will own at the time of Closing, each in the amounts set forth opposite his name on Schedule A, to Buyer, and Buyer desires to purchase such shares of capital stock of AMV from each of the Option Holder Sellers as set forth on Schedule A, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“AAA” has the meaning set forth in Section 11.6 hereof.

"Acquired Companies" has the meaning set forth in the recitals hereto.

"Acquired Company Owned Intellectual Property" has the meaning set forth in Section 4.15(b) hereof.

"Acquired Company Registered Items" has the meaning set forth in Section 4.15(f) hereof.

"Acquisition" has the meaning set forth in Section 2.1 hereof.

“Acquisition Proposal” has the meaning set forth in Section 6.11 hereof

"Action" has the meaning set forth in Section 4.18(a) hereof.

"Actual Tax Liability" means any liability of any of the Seller Companies to make a payment of or in respect of Tax whether or not presently payable, whether satisfied or unsatisfied at Closing, whether or not the same is primarily payable by any of the Acquired Companies or the Buyer and whether or not any of the Acquired Companies or the Buyer has, or may have, any right of reimbursement against any other person or persons.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

"Agreement" has the meaning set forth in the preamble above.

“AMV” has the meaning set forth in the preamble above.

“AMV Shares” has the meaning set forth in the preamble above.

"Applicable Survival Period" has the meaning set forth in Section 10.1(d) hereof.

"ASB" means the Accounting Standards Board Limited, a company registered in England and Wales (registered number 2526824), or such other body prescribed by the Secretary of State from time to time pursuant to the Companies Acts.

“A Shares” has the meaning set forth in Section 4.2 hereof.

"Audited Financial Statements" has the meaning set forth in Section 4.5 hereof.

"Authorization" means any franchise, license, approval, consent, permit or registration of any Governmental Entity or pursuant to any Law.

"Balance Sheet" has the meaning set forth in Section 4.5 hereof.

"Balance Sheet Date" has the meaning set forth in Section 4.5 hereof.

"Business Day" means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

"Buyer" has the meaning set forth above.

“Buyer Common Stock” has the meaning set forth in Section 2.1(b)

"Buyer Disclosure Schedule" has the meaning set forth in the preamble to Article V hereof.

"Buyer Indemnitees" has the meaning set forth in Section 10.2(a) hereof.

“Buyer SEC Reports” has the meaning set forth in Section 5.6(a) hereof.

“Buyer’s Tax Relief” means (a) any Relief arising to the Buyer, (b) any Relief arising as a consequence of, or by reference to, an Event occurring (or deemed to have occurred) or income earned after the Balance Sheet Date, and (c) any Relief the availability of which was taken into account in the Balance Sheet.

"Capital Stock" means (a) in the case of a corporation, its share capital, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Cash Consideration” has the meaning set forth in Section 2.1(a).

"Charter Documents" means, with respect to any entity, the certificate of incorporation, articles of association, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

"Closing" has the meaning set forth in Section 2.2 hereof.

"Closing Date" has the meaning set forth in Section 2.2 hereof.

"Closing Working Capital" has the meaning set forth in Section 2.6(a) hereof.

"Closing Working Capital Statement" has the meaning set forth in Section 2.6(a) hereof.

"Companies Act" means the applicable provisions of the Companies Act 1985 and the Companies Act 2006 from time to time in force and as they are supplemented and amended.

“Company Representatives” has the meaning set forth in Section 6.11(a) hereof.

"Consents" has the meaning set forth in Section 6.7.

"Contract" means any agreement, contract, commitment, arrangement or understanding, written or oral.

"Copyrights" has the meaning set forth in Section 4.15(a) hereof.

"Deficit Amount" has the meaning set forth in Section 2.7(a) hereof.

“Drag-Along” has the meaning set forth in Section 7.9 hereof.

“Earn-Out Payment” has the meaning set forth in Section 2.4(c) hereof.

“Earn-Out Period” has the meaning set forth in Section 2.4(c) hereof.

“Earn-Out Term” has the meaning set forth in Section 2.4(c) hereof.

“Earn-Out Worksheet” has the meaning set forth in Section 2.4(a) hereof.

“EBITDA” has the meaning set forth in Section 2.4(a) hereof.

“Effective Tax Liability” means (a) the Non-availability in whole or in part of any Relief which has been taken into account in preparing the Balance Sheet (in which case the value of the Effective Tax Liability shall be the amount of the repayment which is not available if the relevant Relief is a right to repayment of Tax and, in any other case, the amount of Tax which would not have been payable but for the Non-availability of the Relief), and (b) the utilisation or set-off of any Buyer's Tax Relief against any Tax or against income, profits or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which the Sellers would have been liable to the Buyer under Section 10.9 (in which case the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set-off).

"Employment Agreements" has the meaning set forth in Section 4.20(a) hereof.

“English Law” means the laws of England and Wales.

"Equity Securities" means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“Excess Amount” has the meaning set forth in Section 2.7(a) hereof.

“Fierce” has the meaning set forth in the preamble above.

“Fierce Sale” has the meaning set forth in Section 4.29 hereof.

“Fierce Shares” has the meaning set forth in the preamble above.

"Final Closing Working Capital" has the meaning set forth in Section 2.7(a) hereof.

"Final Determination" means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870-AD, or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.

"Final Working Capital" has the meaning set forth in Section 2.9(a) hereof.

"Financial Statements" has the meaning set forth in Section 4.5 hereof.

“Financing” has the meaning set forth in Section 8.2(i) hereof.

“Founding Sellers” has the meaning set forth in the preamble above.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United Kingdom or United States federal, state, local, or municipal government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Health Plan” means the Acquired Companies’ HSBC Health Cash Plan.

"Indebtedness" means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

"Indemnitee" means any Person which is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

"Indemnitor" means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

"Independent Expert" has the meaning set forth in Section 2.6(c) hereof.

"Intellectual Property" has the meaning set forth in Section 4.15(a) hereof.

"Intellectual Property Rights" has the meaning set forth in Section 4.15(a) hereof.

"Interim Balance Sheet" has the meaning set forth in Section 4.5 hereof.

"Interim Balance Sheet Date" has the meaning set forth in Section 4.5 hereof.

"Interim Financial Statements" has the meaning set forth in Section 4.5 hereof.

"Knowledge" of Sellers or any similar phrase means, with respect to any fact or matter, the actual knowledge of Cresswell, MacLeitch and Marcus King, together with such knowledge that such persons could be expected to discover after reasonable investigation concerning the existence of the fact or matter in question.

"Law" means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

"Leased Real Property" has the meaning set forth in Section 4.14(a) hereof.

"Letter of Intent" has the meaning set forth in Section 6.3 hereof.

"Liabilities" has the meaning set forth in Section 4.7 hereof.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, debenture, charge, rent charge, security interest or other encumbrance securing the repayment of monies or other obligation or liability of the Acquired Companies or any of their Subsidiaries in respect of such property or asset.

"Losses" has the meaning set forth in Section 10.2(a) hereof.

"Marks" has the meaning set forth in Section 4.15(a) hereof.

"Material Contracts" has the meaning set forth in Section 4.17(b) hereof.

"Minor Contracts" has the meaning set forth in Section 4.17(f) hereof.

“Nine-Month Closing Working Capital Statement” has the meaning set forth in Section 2.8(a) hereof.

“Nine-Month Working Capital” has the meaning set forth in Section 2.8(a) hereof.

"Non-availability" means loss, reduction, modification, cancellation, non-availability or non-existence.

"Noncompetition Period" has the meaning set forth in Section 6.9(a) hereof.

"Nondisclosure Agreements" has the meaning set forth in Section 4.15(i) hereof.

“Note” has the meaning set forth in Section 2.1(c) hereof.

"Notice of Claim" has the meaning set forth in Section 10.4(a) hereof.

"Notice of Objection" has the meaning set forth in Section 2.6(b) hereof.

“Observer” has the meaning set forth in Section 7.6 hereof.

“Option Holder Sellers” means the Option Holders of AMV who have delivered their shares of capital stock of AMV to Buyer at Closing pursuant to the provisiosn of Sections 7.8, 7.9, 8.2(s) and 8.2(t).

“Ordinary Course of Business” means an action taken by a Person only if that action is consistent in the nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such person.

“Other Interests in Real Property” has the meaning set forth in Section 4.14(a) hereof.

"Owned Real Property" has the meaning set forth in Section 4.14(a) hereof.

"Patents" has the meaning set forth in Section 4.15(a) hereof.

“Permit” means any permit, licenses, registrations or other authorization by any Governmental Entity.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

"Policies" has the meaning set forth in Section 4.22(a) hereof.

"Products" has the meaning set forth in Section 4.23(a) hereof.

"Proprietary Information " has the meaning set forth in Section 4.15(a) hereof.

"Purchase Price" has the meaning set forth in Section 2.1 hereof.

"Real Property" has the meaning set forth in Section 4.14(a) hereof.

"Relevant Group" means any affiliated, combined, consolidated, unitary or similar group of which any Seller Company is or was a member.

"Relief" means any loss, allowance, credit, relief, deduction, exemption or set-off from or against or in respect of Tax or any right to a repayment of Tax.

"Representatives" has the meaning set forth in Section 6.3 hereof.

"Review Period" has the meaning set forth in Section 2.6(b) hereof.

“SEC” has the meaning set forth in Section 5.4(a) hereof.

“Second Notice of Objection” has the meaning set forth in Section 2.8(b) hereof.

“Second Review Period” has the meaning set forth in Section 2.8(b) hereof.

“Section 2.4(b) Accountants” has the meaning set forth in Section 2.4(b) hereof.

“Section 2.4(b) Notice” has the meaning set forth in Section 2.4(b) hereof.

“Securities Act” has the meaning set forth in Section 3.4 hereof.

"Seller Company" means the Acquired Companies and each of the Subsidiaries of the Acquired Companies, and "Seller Companies" means, collectively, the Acquired Companies and all such Subsidiaries.

"Seller Disclosure Schedule" has the meaning set forth in the preamble to Article IV hereof.

"Seller Indemnitees" has the meaning set forth in Section 10.3(a) hereof.

“Sellers” means, collectively, the Founding Sellers, the Non-Founding Sellers and the Option Holder Sellers.

“Sellers’ Representative” has the meaning set forth in Section 2.5(a) hereof.

"Shares" has the meaning set forth in the recitals hereto.

“Stock Consideration” has the meaning set forth in Section 2.1(b) hereof.

“Stub Period Adjustment” has the meaning set forth in Section 2.6(a) hereof.

"Subsidiary" or "Subsidiaries" means, with respect to any party, any corporation or other organization, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of their Subsidiaries.

"Subsidiary Shares" has the meaning set forth in Section 4.3(b) hereof.

"Tax" or "Taxes" means any and all local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker's compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, whether of the United States of America, the United Kingdom or elsewhere.

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Taxing Authority" means HM Revenue & Customs and any other Governmental Entity responsible for the administration or collection of any Tax.

"Tax Claim" means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim in respect of Tax by the Buyer under this Agreement.

"Tax Returns" means any return, computation, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.1  “Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law, or regulation making any provision for or in relation to Tax whether of the United States of America, the United Kingdom or elsewhere.

1.2  “Tax Withholding” has the meaning set forth in Section 2.1(a) hereof.

"Third Party Claim" has the meaning set forth in Section 10.4(a) hereof.

"Third Party Defense" has the meaning set forth in Section 10.4(b) hereof.

"Transfer Taxes" means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

"TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

"UK GAAP" shall mean generally accepted accounting practices, principles and standards in compliance with all applicable laws in the United Kingdom including without limitation the legal principles set out in the Companies Acts, rulings and abstracts of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB.

"US GAAP" shall mean generally accepted accounting practices, principles and standards in compliance with all applicable laws in the United States.

“ValueAct” has the meaning set forth in Section 5.8 hereof.

“ValueAct Note” has the meaning set forth in Section 5.8 hereof.

“VAT” means value added tax.

“VATA” means the Value Added Tax Act 1994.

"Work Product Agreements" has the meaning set forth in Section 4.15(j) hereof.

"Working Capital" shall mean current assets (including any amounts received by AMV from Option Holder Sellers in connection with the exercise of their options subsequent to September 30, 2008) less current liabilities as defined under UK GAAP, including without limitation amounts to be paid in connection with corporation tax on the profit for the period and unpaid amounts from prior periods, any bank borrowings and any other liabilities which are payable within one year from the date of Closing.

"$" means United States dollars.

“£” means English pounds.

1.2 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word "include", "includes", and "including" when used in this Agreement shall be deemed to by the words "without limitation", unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, each of the Sellers shall sell to Buyer in the amounts set forth opposite his name on Schedule A, which Schedule shall be delivered to Buyer prior to Closing, and Buyer agrees to purchase from Sellers, the Shares free and clear of all Liens. The aggregate purchase price to be paid to the Sellers’ Representative on behalf of the Sellers by Buyer hereunder (the "Purchase Price"), shall consist of the following:

(a) $5,375,000 in cash, subject to adjustment as provided herein (the “Cash Consideration”), of which (i) the exercise price of the AMV Options being exercised by the Option Holder Sellers pursuant to Sections 7.8 and 8.2(s) shall be paid to AMV as consideration for such Option Holder Seller’s exercise of such options, and shall be deducted from the amount of Cash Consideration otherwise payable to such Option Holder Seller, and be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid; and (ii) an amount equal to the maximum taxation liability that would be incurred with respect to the payment of the Cash Consideration to any Option Holder Sellers under applicable Tax laws (the “Tax Withholding”) (in the amounts set forth next to such Option Holder Sellers’ names, as set forth on Schedule 2.1(a)(ii)), shall be delivered to AMV and held by AMV in a separate account. The amount of the Tax Withholding shall be deducted from the amount of the Cash Consideration otherwise payable to the applicable Seller, and treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Such amounts shall be held by AMV and subsequently delivered by AMV to the applicable taxing authority or Seller, as applicable, upon clarification or resolution of any potential tax liability or, alternatively, upon receipt of a definitive opinion from a recognized United Kingdom taxation expert that the time period during which the valuation of the AMV EMI share option plan could be disputed has elapsed.

(b) 4,500,000 fully paid non-assessable shares of common stock of Buyer (the “Buyer Common Stock”), par value $0.0001 per share (the “Stock Consideration”);

(c) a secured promissory note in the aggregate original principal amount of $5,375,000, substantially in the form attached hereto as Exhibit A and issued to the Sellers’ Representative (the “Note”), the repayment of which with respect to the payments otherwise payable to Marcus King and Dan Boss shall be reduced by the amount of Tax Withholding to be withheld with respect to each of Marcus King and Dan Boss (except to the extent already so withheld), as required to satisfy the taxation liability of such persons (as set forth on Schedule 2.1(c)), pursuant to Section 2.1(a)(ii). The Sellers’ Representative shall be responsible for directing the distribution of the Note proceeds to the Sellers (pro-rata in proportion to each Seller’s interest after giving effect to the Tax Withholding) and the Buyer shall be entitled to fully rely on such directions; and

(d) subject to the limitations set forth herein, the earn-out amounts, if any, as determined in accordance with the provisions of Section 2.6.

The Purchase Price shall be paid as provided in Section 2.3 and shall be subject to adjustment as provided herein. The purchase and sale of the Shares is referred to in this Agreement as the "Acquisition".

2.2 Closing Date. The closing of the Acquisition (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, as soon as possible, but in no event later than five Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), or such other place, time and date as Buyer and Sellers may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

2.3 Transactions to be Effected at the Closing.

(a) At the Closing Buyer shall deliver:

(i) to Sellers’ Representative on behalf of each Seller, the Cash Consideration (less the sums set forth in Section 2.1(a)), in the amounts set forth on Schedule A, in immediately available funds by wire transfer to an account of Sellers’ Representative designated in writing by Sellers’ Representative to Buyer no later than three Business Days prior to the Closing Date;

(ii) to each Seller, duly executed stock certificates (or an irrevocable instruction letter to the Buyer’s transfer agent) for the shares of Buyer Common Stock representing each Seller’s proportionate share of the Stock Consideration, in the amounts set forth on Schedule A;

(iii) to Sellers’ Representative, the Note; and

(iv) to AMV, an amount equal to the Tax Withholding; and

(v) all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing Sellers shall deliver to Buyer:

(i)  duly completed and executed transfers of the Shares in favour of the Buyer or as it directs;

(ii) certificates for the Shares or an indemnity in the form reasonably required by Buyer for any lost certificates;

(iii) (A) the resignations of all persons, other than the Founding Sellers, as directors of the Acquired Companies and their Subsidiaries and the secretary of the Acquired Companies and their Subsidiaries in the agreed form from their respective offices and employment in the Acquired Companies and their Subsidiaries containing a written acknowledgement under seal from each of them that he has no claim against the relevant Acquired Company or its Subsidiary on any grounds whatsoever, and (B) the appointment of three of Buyer’s nominees to serve as directors of AMV and each of its Subsidiaries;

(iv) Form 288a’s and 288b’s in respect of appointments and resignations of officers of the Acquired Companies or their Subsidiaries;

(v) the certificate of incorporation, any certificate or certificates of incorporation on change of name, any common seal, all statutory books duly completed up to Closing, all share certificate books (with any unissued share certificates), copies of the up to date memorandum and articles of association and all existing Companies House electronic filing company authentication codes of the Acquired Companies or any of their Subsidiaries;

(vi) all title deeds and documents (including plans and consents) relating to the Real Property occupied by the Acquired Companies or any of their Subsidiaries;

(vii) the appropriate forms to amend all existing bank mandates and authorities of the Acquired Companies or any of their Subsidiaries;

(viii) bank statements in respect of each account of the Acquired Companies as at the close of business on the last Business Day prior to the Closing Date, together with in each case a reconciliation statement prepared by the Seller to show the position at the Closing Date;

(ix) evidence to the satisfaction of the Buyer that all debts and accounts between the Sellers and any Affiliates of the Sellers (on the one hand) and the Acquired Companies (on the other hand) have been fully paid and settled;

(x) all other documents and instruments reasonably necessary to vest in Buyer all of Sellers’ right, title and interest in and to the Shares, with full title guarantee under English Law, free and clear of all Liens; and

(x) all other documents, instruments or certificates reasonably required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement.

(c) At the Closing, a board meeting of each of the Acquired Companies and their Subsidiaries shall be duly convened and held at which, with effect from Closing:

(i) the transfers referred to in Section 2.3(b)(i) shall (subject to stamping) be approved and registered;

(ii) such persons as the Buyer may nominate shall be appointed as directors and as the secretary of the Acquired Companies and their Subsidiaries and the resignations referred to in clause 2.3(b)(iii) shall be submitted and accepted;

(iii) all authorities to the bankers of the Acquired Companies and their Subsidiaries relating to bank accounts shall be revoked and new authorities to such persons as the Buyer may nominate shall be given to operate the same;

(iv) the registered office of the Acquired Companies and their Subsidiaries shall be changed to such address as the Buyer shall specify; and

(v) the accounting reference date of the Acquired Companies and their Subsidiaries shall be changed to such date as the Buyer shall specify.

2.4 Earn-Out Payments. (a) Delivery of Financial Information. Within 90 days after the last Business Day of each Earn-Out Period (as defined below), Buyer shall deliver to Sellers’ Representative (at Buyer’s cost and expense) a worksheet (the “Earn-Out Worksheet”) prepared by AMV’s accountants or Buyer’s accountants (or its designee), setting forth Buyer’s determination of earnings before interest, tax, depreciation and amortization (each measured in accordance with UK GAAP) as determined from the Seller Companies’ historical financial statements consistent with past practice (“EBITDA”). Notwithstanding the foregoing, the determination of EBITDA for any Earn-Out Period shall be made using the following guidelines: (i) except as set forth below, any profits, losses or other items relating to Fierce shall be excluded from the EBITDA determination, (ii) any payments or management charges made by AMV at the written direction of Buyer or the board of directors of AMV, which are outside of the normal course of operations of AMV shall be excluded from the EBITDA determination, and/or (iii) any revenue from any source, except as contemplated by the parties, other than the existing business of the Acquired Companies on the date hereof shall not be included in the EBITDA determination. Subject to execution of a Non-Disclosure Agreement in customary form, Sellers shall have the right, at Sellers’ expense, during each Earn-Out Period, at reasonable times and upon reasonable notice, to examine, and to have the Sellers’ Representative and their advisors examine, the books and records of the Seller Companies to determine whether the calculation and payment of the Earn-Out Payment are being conducted in accordance with the provisions of this Agreement.

(b) Disputes Regarding Earn-Out Worksheet. In the event that Sellers dispute any amounts reflected on any Earn-Out Worksheet, Sellers’ Representative shall notify Buyer in writing (such notice, a “Section 2.4(b) Notice”), within 30 days after the delivery of the Earn-Out Worksheet, setting forth the amount, nature and basis of the dispute. Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such dispute. Upon their failure to do so, Sellers’ Representative and Buyer shall within 10 days from the end of such 10 day period jointly engage an independent accountant (the “Section 2.4(b) Accountants”), or in the absence of agreement, within seven days of the first disagreement being expressed, such firm as the President of the Institute of Chartered Accountants in England and Wales (or in his absence the next most senior officer) shall determine to act as the Section 2.4(b) Accountants on the application of either Buyer or the Sellers’ Representative. The Section 2.4(b) Accountants shall be engaged jointly by Buyer and Sellers’ Representative to decide the dispute with respect to the Earn-Out Worksheet within 30 days from its appointment, such decision to be communicated to both parties in writing. The decision of the Section 2.4(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. For greater certainty, the Section 2.4(b) Accountants shall act in a capacity which under English Law would be deemed to be as expert and not as arbitrator. The fees and expenses of such accounting firm shall be borne one-half by Buyer and one-half by Sellers.

(c) Calculation of Earn-Out Payment. The Earn-Out Payment (the “Earn-Out Payment”) for each of the periods from October 1, 2008 to March 31, 2009, from April 1, 2009 to March 31, 2010, and from April 1, 2010 to September 30, 2010 (each, an “Earn-Out Period,” and collectively, the “Earn-Out Term”) shall be determined as follows:

(i) if the Acquired Companies’ EBITDA for the period of October 1, 2008 to March 31, 2009 exceeds £1,566,000, then the Sellers shall be entitled to an Earn-Out Payment equal to 50% of the Acquired Companies’ EBITDA for such period, provided, that, the calculation of the Acquired Companies’ EBITDA for such period shall be reduced by 50% of the Stub Period Adjustment;

(ii) if the Acquired Companies’ EBITDA for the period of April 1, 2009 to March 31, 2010 exceeds £3,422,000, then the Sellers shall be entitled to an Earn-Out Payment equal to 50% of the Acquired Companies’ EBITDA for such period; and

(iii) if the Acquired Companies’ EBITDA for the period of April 1, 2010 to September 30, 2010 exceeds £1,800,000, then the Sellers shall be entitled to an Earn-Out Payment equal to 50% of the Acquired Companies’ EBITDA for such period.

Notwithstanding the foregoing, in no event shall the aggregate amount of the three potential Earn-Out Payments made to the Sellers exceed the result of the following formula in pounds sterling:

Where:

P = C plus the Acquired Companies’ EBITDA for the period of October 1, 2008 to March 31, 2009

C = £5,000,000

F = 0.0005

D = 0.1

(d) Payment. Subject to the provisions of Section 2.4(e), Buyer shall deliver any Earn-Out Payment that may be due to Sellers to Sellers’ Representative on behalf of each Seller. Any Earn-Out Payments that may be due will be paid not later than ten (10) Business Days following the date that it is finally determined that such Earn-Out Payment is payable in accordance with the provisions of this Section 2.4.

(e) Right of Set-Off. Buyer’s obligation to make the Earn-Out Payments is subject to reduction or non-payment (for each Sellers’ pro rata share of the Earn-Out Payment) due to any claim for damages that a Buyer Indemnitee has against Sellers in accordance with Article X. In the event that Buyer determines to exercise its right of set-off pursuant to this Section 2.4, Buyer shall comply with the provisions of this Section 2.4 in determining the Earn-Out Payment and shall pay the amount, if any, by which the Earn-Out Payment exceeds the amount set-off by Buyer.

(f) Conduct During Earn-Out Term. During the Earn-Out Term, the Buyer will operate the Acquired Companies in the Ordinary Course of Business, including, but not limited to, not making any material changes in the nature of their businesses as they exist at the date of this Agreement (except with respect to a potential sale or shutdown of Fierce), not incurring any major capital expenditures, not diverting customers or income away from the Acquired Companies and using its reasonable endeavours to promote the businesses of the Acquired Companies. The Founding Sellers shall manage the day-to-day operations of AMV and its Subsidiaries, pursuant to and in accordance with the terms of their employment agreements. During the Earn-Out Term, dividends, loans or other similar payments may only be made by AMV to Buyer to the extent that AMV has cash surplus to the Working Capital requirements of AMV following Closing.

(g) Sale of Fierce. In the event that Buyer determines, prior to September 30, 2010, to sell all or substantially all of Fierce, whether by way of merger, stock sale, asset sale or otherwise, then, after taking into account any losses, charges or other liabilities incurred by AMV, Buyer or Fierce in the ownership and operation of Fierce through the closing of any such transaction (including the costs and expenses of such transaction), but excluding any amounts relating to Fierce that were used as an adjustment to the Purchase Price in determining Final Closing Working Capital (as defined below), Sellers shall be entitled to receive, as a credit to the determination of EBITDA in the applicable Earn-Out Period (and not in cash), 12% of the gain of such transaction, determined in accordance with the principles set forth in this Section 2.4(g).

(h) Founding Sellers’ Employment. If, during the Earn-Out Term, a Founding Seller resigns from employment with any Acquired Company, then such Founding Seller shall not be entitled to receive any portion of any Earn-Out Payment that may become due to Sellers in the applicable Earn-Out Period and any subsequent Earn-Out Periods and any aggregate Earn-Out Payment that may otherwise be deliverable to the Sellers’ Representative shall be reduced by the pro rata amount that such Founding Seller would otherwise have been entitled to if he had not resigned.

2.5 Sellers’ Representative.

(a) In order to administer efficiently (i) the implementation of the Agreement on behalf of the Sellers and (ii) the settlement of any dispute with respect to this Agreement or the Note, the Sellers hereby designate Nathaniel MacLeitch as the Sellers’ representatives (the “Sellers’ Representative”). Sellers’ Representative is also empowered to take all actions of an “authorized person” pursuant to and under clause 6.5 of Article 6 of the Articles of Association of AMV.

(b) From and after the Closing, the Sellers hereby authorize the Sellers’ Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Sellers or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and the Note, (ii) to give and receive all notices required to be given under the Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement and the Note.

(c) In the event that the Sellers’ Representative dies, becomes legally incapacitated or resigns from such position, another individual designated by the Sellers, who shall be identified to Buyer as soon as practicable, shall fill such vacancy and shall be deemed to be the Sellers’ Representative for all purposes of this Agreement; provided, however, that no change in the Sellers’ Representative shall be effective until Buyer is given written notice of such change by the Sellers.

(d) All decisions and actions by the Sellers’ Representative as provided in this Section 2.5 or under the Note shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e) By their execution and/or approval of this Agreement and the Acquisition, the Sellers agree that:

(i) Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions required or permitted to be taken by the Sellers or the Sellers’ Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reasonable reliance upon the instructions or decisions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement and under the Note, except for fraud or willful breach of this Agreement or the Note by the Sellers’ Representative; and

(iii) the provisions of this Section 2.5 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Sellers to the Sellers’ Representative and shall be binding upon the executors, heirs, legal representatives and successors of the Sellers.

(f) All fees and expenses incurred by the Sellers’ Representative shall be paid by the Sellers severally to the extent of their pro rata interest in the aggregate of the Purchase Price.

(g) In taking any action hereunder and under the Note, the Sellers’ Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Sellers’ Representative shall not waive any rights with respect to any individual Seller’s interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Seller as compared to the interests of the other Sellers, without the prior consent of the affected Sellers. The Sellers’ Representative shall not be liable to Buyer or the Sellers for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of bad faith or willful misconduct or gross negligence. The Sellers’ Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Sellers’ Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Sellers’ Representative may be replaced at any time by affirmative vote or written consent of the Sellers.

2.6 Closing Working Capital.

(a)Within 75 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Sellers’ Representative an audited Closing Working Capital Statement (the "Closing Working Capital Statement"), which shall set forth (i) Buyer's calculation of Working Capital as of September 30, 2008, (ii) which calculation shall also include (as an adjustment to the Purchase Price) an amount equivalent to all other debt of AMV and its Subsidiaries as at September 30, 2008 not included as part of the Working Capital calculation, including debt that is payable longer than 12 months relating to the acquisition of the Connection Makers business and (iii) which calculation shall also include (as an adjustment to the Purchase Price) an amount equivalent to a pro rata portion of the net profit after tax of AMV and its Subsidiaries for the period October 1, 2008 through the Closing Date, based on the number of whole days elapsed from October 1, 2008 to the Closing Date as a proportion of the total net profit after tax of AMV and its Subsidiaries for the month of October 2008 (the “Stub Period Adjustment”) ("Closing Working Capital"). The Closing Working Capital Statement and its components shall be prepared in accordance with UK GAAP applied on a basis substantially consistent with those used in the preparation of the Balance Sheet and the exchange rate used shall be the exchange rate as of the Closing Date as specified by the New York Federal Reserve Bank.

(b)Upon receipt from Buyer, Sellers’ Representative shall have 15 days to review the Closing Working Capital Statement (the "Review Period"). If Sellers’ Representative disagrees with Buyer's computation of Closing Working Capital, Sellers’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the "Notice of Objection"), which sets forth its objections to Buyer's calculation of Closing Working Capital; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 2.6(a) for the preparation of the Closing Working Capital Statement and (ii) mathematical errors in the computation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which Sellers’ Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Sellers’ Representative’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Sellers’ Representative shall be deemed to have agreed with Buyer's calculation of all other items and amounts contained in the Closing Working Capital Statement.

(c)Unless Sellers’ Representative delivers the Notice of Objection to Buyer within the Review Period, Sellers’ Representative shall be deemed to have accepted Buyer's calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If Sellers’ Representative delivers the Notice of Objection to Buyer within the Review Period, Buyer and Sellers’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Sellers’ Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent accounting firm mutually acceptable to Buyer and Sellers’ Representative (the "Independent Expert"), or in the absence of agreement, within seven days of the first disagreement being expressed, such firm as the President of the Institute of Chartered Accountants in England and Wales (or in his absence the next most senior officer) shall determine to act as the Independent Expert on the application of either Buyer or the Sellers’ Representative. The parties shall instruct the Independent Expert promptly to review this Section 2.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Sellers’ Representative and not on an independent review. Buyer and Sellers’ Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than 45 days after its retention, the Independent Expert shall deliver to Buyer and Sellers’ Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided that in no event shall Closing Working Capital as determined by the Independent Expert be less than Buyer's calculation of Closing Working Capital set forth in the Closing Working Capital Statement nor more than Sellers’ Representative’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne one-half by Buyer and one-half by Sellers.

2.7 Adjustment of Purchase Price.

(a) "Final Closing Working Capital" means the Closing Working Capital (i) as shown in the Closing Working Capital Statement delivered by Buyer to Sellers’ Representative pursuant to Section 2.6(a), if no Notice of Objection with respect thereto is timely delivered by Sellers’ Representative to Buyer pursuant to Section 2.6(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Sellers’ Representative pursuant to Section 2.6(c) or (B) in the absence of such agreement, as shown in the Independent Expert's calculation delivered pursuant to Section 2.6(c). If the deficit amount of Final Closing Working Capital exceeds $1,500,000, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner as provided in Section 2.7(b), an amount equal to the difference between $1,500,000 and Final Closing Working Capital (the “Excess Amount”). If the deficit amount of Final Closing Working Capital is less than $1,500,000, Buyer shall pay to Sellers, in the manner as provided in Section 2.7(b), an amount equal to the difference between Final Working Capital and $1,500,000 (the “Deficit Amount”).

(b) Within three Business Days after Final Working Capital has been finally determined pursuant to Section 2.6, (i) if there is an Excess Amount, Sellers shall pay to Buyer by means of a downward adjustment in the principal sum due under the Note, an amount equal to such Excess Amount, and (ii) if there is a Deficit Amount, the aggregate amount outstanding under the Note shall be increased by such Deficit Amount.

(c) Any rights accruing to a party under this Section 2.7 shall be in addition to and independent of the rights to indemnification under Article X and any payments made to any party under this Section 2.7 shall not be subject to the terms of Article X; provided, that, Buyer shall not be entitled to indemnification for any breach of any representation, warranty or covenant of Sellers of this Agreement to the extent that amounts paid to Buyer under this Section 2.7 may be attributed solely to such breach. Nothing herein shall preclude Buyer from seeking indemnification to the extent that payments to Buyer under this Section 2.7 do not satisfy all Losses arising from such breach.

2.8 Working Capital Following Closing.

(a) Within 60 days after June 30, 2009, Buyer will prepare, or cause to be prepared, and deliver to Sellers an audited Working Capital Statement (the "Nine-Month Closing Working Capital Statement"), which shall set forth Buyer's calculation of Working Capital as of the nine-month anniversary of September 30, 2008, which calculation shall exclude any particular remaining debt of AMV and its Subsidiaries which were included as part of the calculation of Final Closing Working Capital and shall exclude any costs and liabilities relating to Fierce ("Nine-Month Working Capital"). The Nine-Month Working Capital Statement shall be prepared in accordance with UK GAAP applied on a basis substantially consistent with those used in the preparation of the Balance Sheet and the exchange rate used shall be the exchange rate as of the Closing Date as specified by the New York Federal Reserve Bank.

(b) Upon receipt from Buyer, Sellers’ Representative shall have 15 days to review the Nine-Month Working Capital Statement (the "Second Review Period"). If Sellers’ Representative disagrees with Buyer's computation of Nine-Month Working Capital, Sellers’ Representative may, on or prior to the last day of the Second Review Period, deliver a notice to Buyer (the "Second Notice of Objection"), which sets forth its objections to Buyer's calculation of Nine-Month Working Capital; provided that the Second Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 2.8(a) for the preparation of the Nine-Month Working Capital Statement and (ii) mathematical errors in the computation of Nine-Month Working Capital. Any Second Notice of Objection shall specify those items or amounts with which Sellers’ Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Sellers’ Representative’s calculation of Nine-Month Working Capital based on such objections. To the extent not set forth in the Second Notice of Objection, Sellers’ shall be deemed to have agreed with Buyer's calculation of all other items and amounts contained in the Nine-Month Working Capital Statement.

(c) Unless Sellers’ Representative delivers the Second Notice of Objection to Buyer within the Second Review Period, Sellers shall be deemed to have accepted Buyer's calculation of Nine-Month Working Capital and the Nine-Month Working Capital Statement shall be final, conclusive and binding. If Sellers’ Representative delivers the Notice of Objection to Buyer within the Second Review Period, Buyer and Sellers’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Nine-Month Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Sellers’ Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an Independent Expert mutually acceptable to Buyer and Sellers’ Representative, or in the absence of agreement, within seven days of the first disagreement being expressed, such firm as the President of the Institute of Chartered Accountants in England and Wales (or in his absence the next most senior officer) shall determine to act as the Independent Expert on the application of either Buyer or the Sellers’ Representative. The parties shall instruct the Independent Expert promptly to review this Section 2.8 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Nine-Month Working Capital set forth in the Nine-Month Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Sellers’ Representative and not on an independent review. Buyer and Sellers’ Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than 45 days after its retention, the Independent Expert shall deliver to Buyer and Sellers’ Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of Nine-Month Working Capital; provided that in no event shall Nine-Month Working Capital as determined by the Independent Expert be less than Buyer's calculation of Nine-Month Working Capital set forth in the Nine-Month Working Capital Statement nor more than Sellers’ Representative’s calculation of Closing Working Capital set forth in the Second Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne one-half by Buyer and one-half by Sellers.

2.9 Working Capital Adjustment.

(a) "Final Working Capital" means the Nine-Month Working Capital (i) as shown in the Nine-Month Working Capital Statement delivered by Buyer to Sellers pursuant to Section 2.8 (a), if no Second Notice of Objection with respect thereto is timely delivered by Sellers’ Representative to Buyer pursuant to Section 2.8 (b); or (ii) if a Second Notice of Objection is so delivered, (A) as agreed by Buyer and Sellers’ Representative pursuant to Section 2.8 (c) or (B) in the absence of such agreement, as shown in the Independent Expert's calculation delivered pursuant to Section 2.8 (c). If the deficit amount of Final Working Capital exceeds Final Closing Working Capital, then the aggregate principal sum then due under the Note shall automatically be reduced by such amount.

(b) Any rights accruing to a party under this Section 2.9 shall be in addition to and independent of the rights to indemnification under Article X and any payments made to any party under this Section 2.9 shall not be subject to the terms of Article X; provided, that, Buyer shall not be entitled to indemnification for any breach of any representation, warranty or covenant of Sellers of this Agreement to the extent that amounts paid to Buyer under this Section 2.9 may be attributed solely to such breach. Nothing herein shall preclude Buyer from seeking indemnification to the extent that payments to Buyer under this Section 2.9 do not satisfy all Losses arising from such breach.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer as of the date hereof as follows:

3.1 Authority and Enforceability. Each of the Founding Sellers and Non-Founding Sellers has the requisite power and authority to enter into this Agreement and to complete the Acquisition. This Agreement has been duly executed and delivered by each of the Founding Sellers and Non-Founding Sellers and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of each Founding Seller and Non-Founding Seller, enforceable against it in accordance with its terms. Sellers’ Representative has the requisite power and authority to enter into this Agreement and, at Closing, to complete the Acquisition on behalf of the Option Holder Sellers. This Agreement has been duly executed and delivered by Sellers’ Representative, and assuming due authorization, execution and delivery by Buyer, at Closing, shall constitute the valid and binding obligation of each Option Holder Seller, enforceable against them in accordance with its terms.

3.2 The Shares. Each Founding Seller and Non-Founding Seller is the record and beneficial owner of the Shares to be sold by such Founding Seller or Non-Founding Seller hereunder, and at Closing, each Option Holder Seller will be the record and beneficial owner of the Shares to be sold by such Option Holder Seller, as set forth on Schedule A, free and clear of any Liens and, upon transfer of the Shares to Buyer on the Closing Date in accordance with the terms of this Agreement, Buyer will receive good and valid title to the Shares (which for greater certainty would mean under English Law with full title guarantee), free and clear of any Liens.

3.3 Receipt of Stock Consideration for Seller’s Own Account. The Stock Consideration is being acquired for investment for each Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities laws.

3.4 Issuance of Securities. Each Seller satisfies the requirements of Regulation S under the Securities Act of 1933 (the “Securities Act”) to receive securities pursuant to this Agreement. Such Seller agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the issuance of the Stock Consideration.

3.5  Disclosure of Information. Each Seller represents and warrants that he (a) has had an opportunity to discuss the Buyer’s business, management, financial affairs and is aware of the character, business acumen and general business and financial circumstances of Buyer, (b) has the requisite knowledge and experience to assess the relative merits and risks of a sale of the Shares and acquisition of the Stock Consideration, (c) has received and has carefully read and evaluated copies of all documents relevant to the sale and purchase contemplated by this Agreement, and (d) has had full opportunity to ask questions and receive answers concerning the historical business and operations of the Buyer, as well to evaluate the prospects, future financial condition and the likelihood of success of Buyer.

3.6 Restricted Securities. Each Seller is aware that the Stock Consideration is subject to significant restrictions on transfer and may not be freely sold. Each Seller represents that he or she (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties, (b) can afford the complete loss of his or her investment, and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Stock Consideration.

3.7 Legends. In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the parties, each certificate evidencing the Stock Consideration shall bear the following legends (unless Buyer receives an acceptable opinion of counsel that any such legend is not required):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER COMPANIES

Each Founding Seller represents and warrants to Buyer as of the date hereof that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Sellers to Buyer (the "Seller Disclosure Schedule"), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in sections corresponding to each Section of this Article IV. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable section of the Seller Disclosure Schedule, and no other representation or warranty; provided, however, that any disclosures made therein shall apply to any other section or subsection where it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section or subsection.

4.1 Organization and Good Standing. (a) Each of the Acquired Companies and their Subsidiaries is a limited company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Seller Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Acquired Companies and each of their Subsidiaries carries on its business.

(b) None of the Acquired Companies nor any of their Subsidiaries is in default under its Charter Documents. The Charter Documents of the Acquired Companies and each of their Subsidiaries in the forms attached to the Seller Disclosure Schedule are the Charter Documents of the Acquired Companies and their Subsidiaries as in effect on the date of this Agreement.

4.2 Capitalization. (a) The authorized Capital Stock of AMV consists of 980,000 ordinary shares, par value £0.001 per share and 20,000 A Shares, par value £0.001 per share (“A Shares”). All of the AMV Shares are duly authorized, validly issued, fully paid and non assessable and are owned legally and beneficially by the Sellers free and clear of all Liens. Upon transfer of the AMV Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the AMV Shares, free and clear of all Liens. As of the date hereof, 104,075 ordinary shares are issued and outstanding, 7,142 A Shares are issued and outstanding, 15,881 AMV Shares are reserved for issuance pursuant to outstanding options to purchase AMV Shares, no AMV Shares are reserved for issuance upon exercise of outstanding warrants to purchase AMV Shares and no shares are reserved for issuance upon the conversion of any convertible notes issued by the AMV. Schedule 4.2(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all holders of AMV Shares and all holders of options and warrants to purchase AMV Shares, indicating the number held by each of them.

(b) The authorized Capital Stock of Fierce consists of 100 ordinary shares, par value £0.001 per share. All of the Fierce Shares are duly authorized, validly issued, fully paid and non assessable and, on the Closing Date, and are owned legally and beneficially by Founding Sellers free and clear of all Liens. Upon transfer of the Fierce Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the Fierce Shares, free and clear of all Liens.

(c)  All of the Shares were issued in compliance with applicable Laws and with the Charter Documents. None of the Shares was issued in violation of any Contract to which Sellers or the Acquired Companies is a party or is subject. All preemption rights with respect to the Shares have been waived by the Sellers and any other shareholders.

(d) Other than the Shares, the Acquired Companies do not have outstanding any Equity Securities or any other securities. The Acquired Companies are not a party or subject to any Contract obligating the Company to issue any Equity Securities or any other securities.

(e)  The Acquired Companies do not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f) Neither Sellers nor the Acquired Companies is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

(g) There are no obligations, contingent or otherwise, of the Acquired Companies to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3 Subsidiaries of the Acquired Companies. (a) Each Subsidiary of the Acquired Companies is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(b)  The Seller Disclosure Schedule contains a true and complete list of the Subsidiaries of the Acquired Companies and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock. The outstanding shares of Capital Stock of each Subsidiary (collectively, the "Subsidiary Shares") are duly authorized, validly issued, fully paid and non assessable, and are owned by one of the Acquired Companies or a Subsidiary of one of the Acquired Companies free and clear of all Liens.

(c) All of the Subsidiary Shares were issued in compliance with applicable Laws. None of the Subsidiary Shares was issued in violation of any Contract to which Sellers, the Acquired Companies or any Subsidiary of the Acquired Companies is a party or is subject.

(d) Other than the Subsidiary Shares set forth in the Seller Disclosure Schedule, no Subsidiary of the Acquired Companies has outstanding any Equity Securities or any other securities. No Subsidiary of the Acquired Companies is a party or subject to any Contract obligating such Subsidiary to issue any Equity Securities or any other securities.

(e) No Subsidiary of the Acquired Companies has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f) Other than the Subsidiaries set forth in the Seller Disclosure Schedule, neither the Acquired Companies nor any Subsidiary of the Acquired Companies directly or indirectly owns any Equity Securities or other securities in any Person.

(g) No Subsidiary of the Acquired Companies is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Subsidiary Shares.

(h) There are no obligations, contingent or otherwise, of any Subsidiary of the Acquired Companies to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.4  No Conflicts; Consents. (a) The execution and delivery of this Agreement by Sellers does not, and the completion of the Acquisition by Sellers (in each case, with or without the passage of time or the giving of notice), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of the Acquired Companies or any Subsidiary of the Acquired Companies, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Material Contract (A) to which Sellers, the Acquired Companies or any Subsidiary of the Acquired Companies is a party, (B) of which Sellers, the Acquired Companies or any Subsidiary of the Acquired Companies is a beneficiary or (C) by which Sellers, the Acquired Companies or any Subsidiary of the Acquired Companies or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Sellers, the Acquired Companies or any Subsidiary of the Acquired Companies, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Sellers, the Acquired Companies or any Subsidiary of the Acquired Companies.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person, is required by or with respect to the Acquired Companies or any Subsidiary of the Acquired Companies in connection with the execution and delivery of this Agreement and the completion of the Acquisition, except for (i) such filings as may be required under the antitrust or competition Laws of any foreign country, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

4.5 Financial Statements. True and complete copies of the Acquired Companies’ audited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies and their Subsidiaries as at December 31 in each of the years 2006 through 2007 and the related statements of income and retained earnings, stockholders' equity and cash flow, for the years then ended (the "Audited Financial Statements"), and unaudited consolidated financial statements consisting of the balance sheet of the Acquired Companies and their Subsidiaries as at July 31, 2008 and the related statements of income and retained earnings, stockholders' equity (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"), are included in the Seller Disclosure Schedule. The Audited Financial Statements are true, complete and correct in all material respects and have been prepared in accordance with UK GAAP (but includes audited footnotes reconciling UK GAAP to US GAAP in a form suitable for filing with the SEC) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Acquired Companies and their Subsidiaries, and fairly present the financial condition of the Acquired Companies and their Subsidiaries as of the respective dates they were prepared and the results of the operations of the Acquired Companies and their Subsidiaries for the periods indicated. The consolidated balance sheet of the Acquired Companies and their Subsidiaries as of December 31, 2007 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the consolidated balance sheet of the Acquired Companies and their Subsidiaries as of July 31, 2008 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date." Each of the Acquired Companies and their Subsidiaries maintains a standard system of accounting established and administered in accordance with UK GAAP.

4.6 No Undisclosed Liabilities. The Acquired Companies and their Subsidiaries have no material liabilities, obligations or commitments of any nature whatsoever, including but not limited to any regulatory penalties, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.7 Inventory. All inventory of the Acquired Companies and their Subsidiaries (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable or saleable in the Ordinary Course of Business. None of such inventory is obsolete and no write-down of such inventory has been made or should have been made in the period since December 31, 2007. The quantities of each item of inventory are not excessive and are reasonable in the present circumstances of the Acquired Companies and their Subsidiaries. All work-in-process and finished goods inventory is free of any defect or other deficiency. All of such inventory is located at the facilities of the Acquired Companies or a Subsidiary of the Acquired Companies and no inventory is held on a consignment basis.

4.8 Accounts Receivable. The accounts receivable of the Acquired Companies and their Subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business, (b) not subject to valid defenses, set-offs or counterclaims, and (c) to Sellers’ Knowledge, are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with UK GAAP consistent with past practice. The accounts receivable existing as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Acquired Companies and their Subsidiaries as of the Closing Date (which reserves shall be adequate and shall not represent a greater percentage of the accounts receivable as of the Closing Date than the reserves reflected in the Interim Balance Sheet represented of the accounts receivable reflected therein).

4.9 Taxes. (a) All Tax Returns required to have been filed by or with respect to each Seller Company or a Relevant Group have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Taxes owed by any Seller Company or any member of a Relevant Group (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Seller Companies have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b) To Sellers’ Knowledge, there is no action or audit now proposed, threatened or pending against, or with respect to, the Seller Companies in respect of any Taxes. No Seller Company is the beneficiary of any extension of time within which to file any Tax Return, nor have any of the Seller Companies made (or had made on their behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where any of the Seller Companies do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the stock or assets of any Seller Company with respect to Taxes.

(c) The Seller Companies have withheld and timely paid all Taxes required to have been withheld and paid and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) There is no dispute or claim concerning any liability for Taxes with respect to any Seller Company for which notice has been provided, or which is asserted or threatened, or which is otherwise known to Seller or any other Seller Company. No issues have been raised in any Taxes examination with respect to any Seller Company which, by application of similar principles, could be expected to result in liability for Taxes for any other Seller Company or period not so examined. The Seller Disclosure Schedule (i) lists all federal, state, local, corporation and foreign income Tax Returns filed with respect to any Seller Company for taxable periods ended on or after December 31, 2006, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller Company since December 31, 2006. No Seller Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) Each of the Acquired Companies and their Subsidiaries has maintained and has in its possession and under its control all records and documentation which it is required by any of the Tax Statutes to maintain and the Acquired Companies and their Subsidiaries have complete and accurate books and records and/or information to enable them to calculate their future liability to Tax upon the disposal of any asset owned by any of the Acquired Companies or their Subsidiaries at the Closing Date.

(f) No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the Tax Statutes) in relation to the affairs of any of the Acquired Companies or their Subsidiaries.

(g) All transactions or arrangements made by each of the Acquired Companies and their Subsidiaries have been made on fully arm’s length terms there are no circumstances in which any rule or provision contained within the Tax Statutes could apply causing any Taxing Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

(h) Since the Balance Sheet Date:

(i) no accounting period of either of the Acquired Companies and their Subsidiaries has ended or could be treated as having ended;

(ii) none of the Acquired Companies or their Subsidiaries has been involved in any transaction for which any statutory tax clearance or other tax clearance commonly obtained by companies carrying on businesses similar to those carried on by the relevant Acquired Companies and their Subsidiaries has been sought or obtained or ought to have been sought or obtained;

(iii) none of the Acquired Companies or their Subsidiaries has declared, made or paid any distribution for Tax purposes;

(iv) there has been no:

(A) disposal of any material asset (including trading stock) outside the Ordinary Course of Business by any of the Acquired Companies or their Subsidiaries; or

(B) supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by any of the Acquired Companies or their Subsidiaries;

in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

(v) no event has occurred which will or may have the effect of crystallising a liability to Tax which was or should have been included in the provision for deferred taxation contained in the Financial Statements;

(vi) no event has occurred which will (or may) give rise to a liability to Tax on any of the Acquired Companies or their Subsidiaries where such liability would be computed by reference to deemed income, profits or gains;

(vii) no event has occurred which will (or may) give rise to a liability to Tax on any of the Acquired Companies or their Subsidiaries where such liability is directly or primarily chargeable against or attributable to another person, firm or company;

(viii) none of the Acquired Companies or their Subsidiaries:

(A) has paid (or become liable to pay) any surcharge, interest or penalty in connection with any Tax;

(B) has otherwise paid any Tax after its due date for payment; or

(C) owes any Tax the due date for payment of which has passed or will arise within 45 days following the date of this Agreement; and

(D) has received any notice from any Taxation Authority which required or will (or may) require such Acquired Companies or any of their Subsidiaries to withhold Tax from any payment actually made since the Balance Sheet Date or which is likely to be or may be made after the date of this Agreement.

(i) Each of the Acquired Companies and their Subsidiaries is resident in its country of incorporation for Tax purposes and has not been at any time resident in any jurisdiction other than (or in addition to) its country of incorporation for Tax purposes.

(j) Each of the Acquired Companies and their Subsidiaries is treated as a member of a group of companies for the purposes of section 43 VATA (groups of companies) (the "VAT Group") of which the representative member is AMV (the "Representative Member") and no company other than the Acquired Companies and their Subsidiaries is a member of the VAT Group nor has any such company been a member of the VAT Group within the last six years.

(k) The Representative Member has made, given, obtained and kept full, complete, correct and up to date records, invoices and other documents appropriate or required for the purposes of the VATA and is not in arrears with any payments or returns due and has not been required by HM Revenue and Customs to give security under paragraph 4 schedule 11 VATA.

(l) None of the Seller Companies has ever made any supplies which are exempt from VAT of such proportion that it is unable to claim credit for all input tax paid or suffered by it.

(m) None of the Acquired Companies or their Subsidiaries has applied to waive its right to exemption from VAT in relation to property pursuant to Schedule 10 to VATA.

(n) No Tax liability will be suffered by any of the Acquired Companies or their Subsidiaries in consequence of Closing otherwise by virtue of this Agreement or of the relevant Acquired Companies ceasing to be a member of a group of companies with any other company.

(o) All expenditure which any of the Acquired Companies or their Subsidiaries has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings which, (if not deductible as a trading expense of a trade carried on by the relevant Acquired Companies or any Subsidiary) has qualified for capital allowances, industrial buildings allowance or other form of depreciation or amortization for Tax purposes (as the case may be) is disclosed in the capital allowance calculation included within the most recent Tax computations filed with a Taxation Authority.

(p) No balancing charge under the Capital Allowances Act 2001 would be made on any of the Seller Companies on the disposal of any asset, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Balance Sheet for each of the assets.

(q) If each of the capital assets of the Seller Companies were to be disposed of for a consideration equal to the book value of the asset in, or adopted for the purpose of, the Balance Sheet (or, in respect of any asset acquired after the Balance Sheet Date, for a value equal to the actual consideration given for its acquisition) no chargeable profit or gain would arise and for this purpose there shall be disregarded any relief and allowances available other than amounts falling to be deducted under section 38 Taxation of Chargeable Gains Act 1992.

(r) Neither the Seller Companies nor any company which was a member of the same group of companies as any of the Seller Companies at the relevant time has made any claim under sections 152 to 157 inclusive Taxation of Chargeable Gains Act 1992.

(s) No distributions within section 418 Taxes Act or transfers of value within section 94 Inheritance Tax Act 1984 have been made by any of the Seller Companies.

(t) No loan or advance within section 419 Taxes Act has been made or agreed to be made by the Seller Companies and the Seller Companies have not since the Balance Sheet Date released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

(u) In respect of every surrender or claim for group or consortium relief pursuant to sections 402 to 413 Taxes Act made or received or agreed to be made or received by the Seller Companies in the six years ending on Closing no payment remains due or outstanding and relevant claims, elections and surrenders will be allowed in full and no further action is required of the Seller Companies.

(v) All instruments (other than those which have ceased to have any legal effect) to which any of the Seller Companies is a party or in the enforcement of which any of the Seller Companies is interested and which, whether in the United Kingdom or elsewhere, either attract stamp duty or are required to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

(w) No liability under section 111 or section 113 of the Finance Act 2002, or paragraph 3 or paragraph 9 of Schedule 7 of the Finance Act 2003, will arise as a consequence of the execution and performance of this Agreement.

(x) None of the Seller Companies have entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding or deferring any liability to Tax.

(y) None of the Seller Companies have entered into or been party to or otherwise been concerned with any Event as a result of which any provision of Part XVII Taxes Act or Part 13 Income Tax Act 2007 applied, applies or may apply.

(z) The Seller Companies have properly operated the PAYE system, making such deductions and payments of tax as required by law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of the Acquired Companies and punctually accounted to HM Revenue and Customs for all such tax and all returns required pursuant to section 684 Income Tax (Earnings and Pensions) Act 2003 and regulations made thereunder have been punctually made and are accurate and complete in all respects.

(aa) No circumstances exist whereby any of the Acquired Companies or their Subsidiaries may at any time be liable to pay any inheritance tax to any Taxation Authority.

4.10 Compliance with Law. (a) To Sellers’ Knowledge, each of the Acquired Companies and their Subsidiaries has complied with each, and is not in violation of, any applicable Law to which the Acquired Companies and their Subsidiaries or its respective business, operations, assets or properties is or has been subject.

(b)  To Sellers’ Knowledge, no event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Acquired Companies or any of their Subsidiaries to comply with, any Law. None of the Acquired Companies nor any of their Subsidiaries has received notice regarding any violation of, conflict with, or failure to comply with, any Law.

4.11 Authorizations. (a) Each of the Acquired Companies and their Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are required or otherwise necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Acquired Companies or any such Subsidiary in the conduct of its business, free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All Authorizations are listed in the Seller Disclosure Schedule.

(b) No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Acquired Companies or any of their Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Neither the Acquired Companies nor any of their Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither the Acquired Companies nor any of their Subsidiaries is in default, nor has the Acquired Companies or any of their Subsidiaries received notice of any claim of default, with respect to any Authorization.

(c)  No Person other than the Acquired Companies or one of their Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Acquired Companies or such Subsidiary owns, possesses or uses in the operation of its business as currently conducted or as proposed to be conducted.

4.12 Title to Assets. (a) The Seller Disclosure Schedule sets forth a complete and accurate list of all the tangible assets owned or leased by the Acquired Companies or any of their Subsidiaries as of the Balance Sheet Date or acquired thereafter, with a current fair market value in excess of $5,000, specifying whether each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)  With respect to assets that are owned, the Acquired Companies or a Subsidiary of the Acquired Companies has good and valid title to all of such assets, including, without limitation, all assets reflected as owned in the books and records of the Acquired Companies and their Subsidiaries, the Balance Sheet (except for inventory sold since the Balance Sheet Date in the Ordinary Course of Business), free and clear of all Liens.

(c) With respect to tangible assets that are leased, the Acquired Companies or a Subsidiary of the Acquired Companies has a valid contractual right to use such assets and all such contracts are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. None of the Acquired Companies, the Subsidiaries of the Acquired Companies or any other party thereto is in breach of any of the terms of any such contract.

4.13 Condition of Tangible Assets. To Sellers’ Knowledge, all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Acquired Companies or any of their Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and Ordinary Course of Business and conform to all Laws and Authorizations relating to their construction, use and operation. No Person other than the Acquired Companies, and a Subsidiary of the Acquired Companies owns, or has any interest in, any equipment or other tangible assets or properties owned, leased or used by the Acquired Companies or any of their Subsidiaries.

4.14 Real Property. (a) The Seller Disclosure Schedule contains (i) a list of all freehold properties owned by the Acquired Companies or any Subsidiary of the Acquired Companies (the "Owned Real Property"), (ii) a list of all interests in real property leased by the Acquired Companies or any Subsidiary of the Acquired Companies (the "Leased Real Property"), and (iii) all other estates, interests, rights and titles whatsoever in respect of any land or premises owned by the Acquired Companies or a Subsidiary of the Acquired Companies (the “Other Interests in Real Property”). The Owned Real Property, the Leased Real Property and the Other Interests in Real Property are hereafter collectively referred to as the "Real Property". The Real Property listed on the Seller Disclosure Schedule includes all interests in real property necessary to conduct the business and operations of the Acquired Companies and their Subsidiaries as currently conducted and as proposed to be conducted.

(b) With respect to each parcel of the Real Property:

(i) The Acquired Companies or the Subsidiary of the Acquired Companies is the sole legal and beneficial owner of the Real Property and is in sole and undisputed occupation subject only to the (sub)leases, tenancies or other rights of occupation in favour of third parties details of which are summarized in the Seller Disclosure Schedule.

(ii) The legal description for the Real Property including the tenure of the Real Property, the principal terms of the lease or licences held by the Acquired Companies or the Subsidiary of the Acquired Companies, and the principal terms of the tenancies and licences subject to and with the benefit of which the Real Property held are true and are accurately described in the Seller Disclosure Schedule. The present use of the Real Property is correctly described in the Seller Disclosure Schedule.

(iii) The Acquired Companies or a Subsidiary of the Acquired Companies has good and marketable title to each such parcel of Real Property and is clear of all Liens.

(iv) The Real Property is not subject to any outgoings other than business rates water and sewerage charges and insurance premiums and, in the case of Leased Real Property, rent and service charges and all outgoings have been duly paid to date and none is in dispute.

(v) The Real Property is not subject to any covenants, obligations, exceptions, reservations, stipulations, easements, quasi-easements, profits á prendre, wayleaves, licences, grants, restrictions, overriding interests or any other matters which may adversely affect the value of the Real Property or their proper use, occupation or enjoyment for the purposes of the business of the Acquired Companies or any Subsidiary of the Acquired Companies.

(vi) There is no person who is in occupation (other than pursuant to any of the tenancies referred to in the Seller Disclosure Schedule) or who , has or claims any rights or easements of any kind, in respect of the Real Property that adversely affect the estate, interest, right or title of the Acquired Companies of the Subsidiary of the Acquired Companies.

(vii) There is no circumstance which would entitle any third party to exercise a right of power of entry or to take possession or which would in any other way affect or restrict its continued possession, enjoyment or use of the Real Property.

(viii) All fixtures, fittings, plant and equipment (other than any tenant's property and meters and other equipment belonging to the suppliers of telephone, electricity, gas and water services) are the Acquired Companies’ or the Subsidiary of the Acquired Companies’ own absolute property free from any encumbrances.

(ix) The Sellers have delivered or made available to Buyer copies of all the deeds and other instruments (including any leases, licenses and tenancies) by which the Acquired Companies or a Subsidiary of the Acquired Companies acquired such parcel of Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller, the Acquired Companies or any Subsidiary of the Acquired Companies relating thereto.

(x) There are no outstanding options, rights of pre-emption or rights of first refusal to purchase such parcel of Real Property, or any portion thereof or interest therein.

(c) The use of Real Property is the lawful use for the purposes of the Planning Acts. All consents applicable to such use are either unconditional or are subject only to conditions which have been satisfied or are subject to continuing conditions all of which have been and are being duly complied with and which are not onerous. No consents are personal or for a limited period only.

(d) All necessary planning permissions, bye-law consents, building regulation consents and other statutory permissions and approvals have been obtained and complied with, with respect to all development, alterations and improvements to the Real Property.

(e) There is no outstanding and unobserved or unperformed obligation with respect to the Real Property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

(f) There are no compulsory purchase notices, orders or resolutions or blight notices affecting the Real Property nor are there any circumstances likely to lead to any being made.

(g) The Real Property is insured against all normally insurable risks (including terrorism) in their respective full reinstatement values (with no unusual exclusions) and for not less than 3 years' loss of rent and against third party and public liabilities to an adequate extent.

(h) In respect of the Leased Real Property:

(i) The Acquired Companies or the Subsidiary of the Acquired Companies has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and the Acquired Companies or the Subsidiary of the Acquired Companies observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expressions includes underleases) under which the Leased Real Property is held and all such leases are valid and in full force and contain no unusual or onerous provisions.

(ii) There are no circumstances which would entitle any landlord to exercise any powers of entry or to take possession, whether by way of forceable re-entry or proceedings, or which would otherwise restrict the continued possession and enjoyment of the properties.

(iii) There are no side letters, collateral assurances, undertakings or concessions which have been made by any party to the leases under which the Acquired Companies or the Subsidiary of the Acquired Companies occupies any of the properties, other than as disclosed in the Seller Disclosure Schedule.

(i) The Acquired Companies or the Subsidiary of the Acquired Companies has not at any time where there is a continuing obligation:

(i) had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any Owned Real Property or Leased Real Property other than the Real Property; or

(ii) given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any Owned Real Property or Leased Real Property other than those disclosed in the Seller Disclosure Schedule respect of which any contingent or potential liability remains with the Acquired Companies or Subsidiary of the Acquired Companies.

(j) The Real Property is in suitable condition for the Acquired Companies’ and each Subsidiary's business as currently conducted and as proposed to be conducted. Each of the Acquired Companies and their Subsidiaries has good and valid rights of ingress and egress to and from all Real Property from and to a publicly maintained road and no means of access is shared with any other party nor subject to rights of determination by any other party.

4.15 Intellectual Property. (a) As used in this Agreement, "Intellectual Property" means:

(i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials ("Proprietary Information");

(ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith ("Marks");

(iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright;

(iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs;

(v) internet web-sites and domain names; and

(vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world ("Intellectual Property Rights"), including, without limitation, all letters patent, patent applications, provisional patents, design patents and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)  The Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Acquired Companies and/or one or more of their Subsidiaries ("Acquired Company Owned Intellectual Property"), other than items of Acquired Company Owned Intellectual Property that are neither (i) registered or the subject of an application for registration nor (ii) material to the Acquired Companies or any of their Subsidiaries.

(c) The Seller Disclosure Schedule lists all material licenses, sublicenses and other agreements ("Third Party Licenses") pursuant to which the Acquired Companies or any of their Subsidiaries is authorized to use any Intellectual Property owned by a third party other than Third Party Licenses that consist solely of "shrink-wrap" and similar commercially available end-user licenses.

(d) The Seller Disclosure Schedule lists all material licenses, sublicenses and other agreements ("Acquired Company Licenses") pursuant to which a third party is authorized to use any Acquired Company Owned Intellectual Property.

(e) The Acquired Companies and/or one or more of their Subsidiaries (i) own the entire right, interest and title to each item of Intellectual Property that is used in or necessary for the business of the Acquired Companies and their Subsidiaries as it is currently conducted or as proposed to be conducted free and clear of Liens, or (ii) are otherwise licensed to use such Intellectual Property pursuant to the terms of a valid and enforceable Third Party License that is listed in the Seller Disclosure Schedule. Without limiting the foregoing, neither the Acquired Companies nor any of their Subsidiaries uses any Intellectual Property in its business which is not (A) Acquired Company Owned Intellectual Property, or (B) subject to a valid and enforceable Third Party License that is listed in the Seller Disclosure Schedule.

(f) All Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Acquired Companies or any of their Subsidiaries ("Acquired Company Registered Items") are valid and subsisting. All registration, maintenance and renewal fees related to Acquired Company Registered Items that are currently due have been paid and all documents and certificates related to such Acquired Company Registered Items have been filed with the relevant Governmental Entity or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Company Registered Items. There are no actions that must be taken by the Acquired Companies or any of their Subsidiaries within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Acquired Company Registered Items.

(g) Sellers are not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Acquired Company Intellectual Property. The Seller Disclosure Schedule lists the status of any proceedings or actions before the UK Intellectual Property Office or any other Governmental Entity anywhere in the world related to any of the Acquired Company Owned Intellectual Property, including the due date for any outstanding response by the Acquired Companies or any of their Subsidiaries in such proceedings.

(h) To Sellers’ Knowledge, neither the Acquired Companies nor any of their Subsidiaries has infringed, does infringe or, by conducting its business as currently conducted or as proposed to be conducted, will infringe upon or unlawfully or wrongfully use, any Intellectual Property Rights of a third party. None of Sellers, the Acquired Companies or any of their Subsidiaries has received any communication alleging that the Acquired Companies or any of their Subsidiaries has violated or, by conducting its business as now conducted or as currently proposed to be conducted, would violate, any Intellectual Property Rights of a third party. No action, suit, proceeding or investigation has been instituted, or, to Sellers’ Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Acquired Companies or any of their Subsidiaries and none of the Acquired Company Owned Intellectual Property is subject to any outstanding Order. To Sellers’ Knowledge, no Person is infringing any Intellectual Property Rights of the Acquired Companies or any of their Subsidiaries or otherwise misappropriating any Acquired Company Owned Intellectual Property.

(i) The Acquired Companies and their Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Acquired Companies or any of their Subsidiaries. Without limiting the generality of the foregoing, the trade secrets of the Acquired Companies and their Subsidiaries are not part of the pubic knowledge and have not been used or divulged for the benefit of any Person other than the Acquired Companies and their Subsidiaries. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Acquired Companies or any of their Subsidiaries has been pursuant to the terms of binding written confidentiality and non-use agreement between the Acquired Companies or such Subsidiary and such third party ("Nondisclosure Agreements"). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. The Acquired Companies and their Subsidiaries are, and to Sellers’ Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.

(j) All current and former employees, consultants and contractors of the Acquired Companies and their Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of proprietary information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Acquired Companies and their Subsidiaries ("Work Product Agreements"). True and complete copies of the Work Product Agreements have been provided to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Acquired Company Intellectual Property.

(k) To Sellers’ Knowledge, no employee, consultant or independent contractor of the Acquired Companies or any of their Subsidiaries has been, is or will be, by performing services for the Acquired Companies or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, non competition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or independent contractor's employment by the Acquired Companies or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

(l) All Intellectual Property that has been distributed, sold or licensed to a third party by the Acquired Companies or any of their Subsidiaries that is covered by a currently effective warranty conforms to and performs in accordance with the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Acquired Companies or such Subsidiary for the time period during which such representations and warranties apply.

4.16 Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a)  there has not been any material adverse change in the business, financial condition, operations or results of operations of the Acquired Companies and their Subsidiaries taken as a whole;

(b)  neither the Acquired Companies nor any of their Subsidiaries has amended or changed its Charter Documents;

(c)  neither the Acquired Companies nor any of their Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

(d)  neither the Acquired Companies nor any of their Subsidiaries has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e) neither the Acquired Companies nor any of their Subsidiaries has altered any term of any outstanding Equity Security or other security;

(f) neither the Acquired Companies nor any of their Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable by the Acquired Companies or any of their Subsidiaries to any of its current or former directors, employees or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees or consultants of the Acquired Companies or any of their Subsidiaries, or (iii) entered into any employment, severance or termination agreement;

(g) other than (i) the sale of inventory in the Ordinary Course of Business, and (ii) the grant of non-exclusive Acquired Company Licenses in the Ordinary Course of Business, neither the Acquired Companies nor any of their Subsidiaries has sold, leased, transferred or assigned any property or assets of the Acquired Companies or any such Subsidiary;

(h) neither the Acquired Companies nor any of their Subsidiaries has incurred, assumed or guaranteed any Indebtedness;

(i) neither the Acquired Companies nor any of their Subsidiaries has created or assumed any Lien on any asset (other than Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which the Acquired Companies and their Subsidiaries maintain adequate reserves);

(j) neither the Acquired Companies nor any of their Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the Ordinary Course of Business;

(k) neither the Acquired Companies nor any of their Subsidiaries has entered into any Contract or transaction involving more than $25,000 or outside the Ordinary Course of Business;

(l) neither the Acquired Companies nor any of their Subsidiaries and, to Sellers’ Knowledge, no other party has accelerated, terminated, modified or cancelled any Contract, Acquired Company License or Third Party License or transaction involving more than $25,000;

(m) neither the Acquired Companies nor any of their Subsidiaries has sold, transferred, pledged, assigned or granted, and there has been no material reduction in the value of, any Acquired Company Intellectual Property other than grant of non-exclusive Acquired Company Licenses in the Ordinary Course of Business;

(n) there has not been any trade dispute as defined by section 218 Trade Union and Labour Relations (Consolidation) Act 1992.

(o) to Sellers’ Knowledge, there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Acquired Companies or any of their Subsidiaries are subject;

(p) none of Sellers, the Acquired Companies or the Subsidiaries of the Acquired Companies has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article IV untrue or incorrect;

(q) there has not been any material damage, destruction or loss with respect to the property and assets of the Acquired Companies or any of their Subsidiaries, whether or not covered by insurance;

(r) none of the Acquired Companies or any Subsidiary of the Acquired Companies has made any change in accounting practices;

(s) none of the Acquired Companies or any Subsidiary of the Acquired Companies has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(t) none of Seller, the Acquired Companies or any Subsidiary of the Acquired Companies has agreed, whether in writing or otherwise, to do any of the foregoing.

4.17 Contracts. (a) The Seller Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Acquired Companies or any of their Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and which involves (A) annual payments by the Acquired Companies or any of their Subsidiaries of $25,000 or more, or (B) aggregate payments by the Acquired Companies or any of their Subsidiaries of $100,000 or more;

(ii) (A) for the sale by the Acquired Companies or any of their Subsidiaries of materials, supplies, goods, services, equipment or other assets, and which involves a specified annual minimum dollar sales amount by the Acquired Companies or any of their Subsidiaries of $25,000 or more, or (B) pursuant to which the Acquired Companies or any of their Subsidiaries received payments of more than $100,000 in the year ended December 31, 2007;

(iii) that requires the Acquired Companies or any of their Subsidiaries to purchase its total requirements of any product or service from a third party;

(iv) that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by the Acquired Companies or any of their Subsidiaries exceeding $25,000, other than arrangements disclosed pursuant to the preceding subsections (i) and (ii);

(v) that is a partnership, joint venture or similar Contract;

(vi) that is a distribution, dealer, representative or sales agency Contract;

(vii) that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Acquired Companies or any of their Subsidiaries in any one case of $25,000 or more annually or $100,000 or more over the term of the lease;

(viii) that provides for the indemnification by the Acquired Companies or any of their Subsidiaries of any Person, the undertaking by the Acquired Companies or any of their Subsidiaries to be responsible for consequential damages, or the assumption by the Acquired Companies or any of their Subsidiaries of any Tax, environmental or other Liability;

(ix) with any Governmental Entity;

(x) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xi) for a charitable or political contribution in any one case in excess of $1,000 or in the aggregate greater than $5,000;

(xii) for any capital expenditure or leasehold improvement in any one case in excess of $5,000 or in the aggregate greater than $25,000;

(xiii) that restrains the ability of the Acquired Companies or any of their Subsidiaries to engage or compete in any manner or in any business;

(xiv) that is an Acquired Company License or Third Party License;

(xv) relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xvii) that is otherwise material to the Acquired Companies and their Subsidiaries as a whole and not previously disclosed pursuant to this Section 4.17.

(b)  Each Contract required to be listed in the Seller Disclosure Schedule (collectively, the "Material Contracts") is valid and enforceable in accordance with its terms. The Acquired Companies or a Subsidiary of the Acquired Companies, as applicable, has complied with and is in compliance with, and to Sellers’ Knowledge, all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract.

(c) Neither the Acquired Companies nor any of their Subsidiaries is, and to Sellers’ Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Material Contract, and neither the Acquired Companies nor any of their Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d) None of the rights of the Acquired Companies or any of their Subsidiaries under any Material Contract will be terminated or impaired by the completion of the Acquisition, and all such rights contained in such Material Contract will be enforceable by the Acquired Companies or a Subsidiary of the Acquired Companies after the Acquisition without the consent or agreement of any other Person and without payment of any kind. The Seller Disclosure Schedule sets forth an accurate and complete list of all Material Contracts that require the consent of any third party to the Acquisition, a consent to assignment in connection with the Acquisition or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the Acquisition.

(e) Sellers have delivered accurate and complete copies of each Material Contract to Buyer.

(f) All Contracts other than Material Contracts to which the Acquired Companies or any of their Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the "Minor Contracts") are to Sellers’ Knowledge, in all material respects valid and enforceable in accordance with their terms. Neither the Acquired Companies nor any of their Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Acquired Companies or any of their Subsidiaries, except in either case where such default would not and would not reasonably be expected to have, individually or collectively, a material adverse effect on the Acquired Companies and their Subsidiaries taken as a whole. None of the rights of the Acquired Companies or any of their Subsidiaries under the Minor Contracts will be terminated or impaired by the completion of the Acquisition, except where any such termination or impairment would not and would not reasonably be expected to have, individually or collectively, a material adverse effect on the Acquired Companies and their Subsidiaries taken as a whole.

4.18 Litigation. (a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an "Action") (i) pending or, to Sellers’ Knowledge, threatened against or affecting the Acquired Companies or any of their Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to Sellers’ Knowledge, former director or employee of the Acquired Companies or any of their Subsidiaries with respect to which the Acquired Companies or any such Subsidiary has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award against or affecting the Acquired Companies or any of their Subsidiaries or any of their respective properties or assets. There is no award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision (each, an "Order") entered, issued or rendered by any Governmental Entity to which the Acquired Companies or any of their Subsidiaries or any of their respective properties or assets are subject. Each of the Acquired Companies and their Subsidiaries is in compliance with the terms of each Order required to be set forth on the Seller Disclosure Schedule. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

4.19 Employee Benefits.  (a) The Seller Companies have not prior to Completion paid, provided or contributed towards, and the Seller Companies have not proposed nor are under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute towards, any benefits under a pension scheme (as defined by section 150 of the Finance Act 2004) for or in respect of any present or past officer or employee (or any spouse, child or dependant of any of them) of the Seller Companies or of any predecessor in business of the Seller Companies.

(b) The Seller Disclosure Schedule contains full and correct details of all benefits payable to any officers or employees of the Seller Companies under the Health Plan or otherwise and all of the governing documentation of the Health Plan, including, without limitation to the generality of the foregoing, copies of all trust deeds and rules and amendments and additions to them, members’ announcements and booklets. The documents in respect of the Health Plan disclosed in the Seller Disclosure Schedule give full particulars of the benefits and entitlements payable or prospectively payable under the Health Plan in respect of the employees or their spouses or dependants.

(c) There has been supplied to the Buyer a list of all employees who are members of the Health Plan, including full details of length of service, date of birth, sex, pensionable salary and length of membership, and a list of all employees who could become eligible to join the Health Plan upon the satisfaction of any conditions of eligibility.

4.20 Labor and Employment Matters.

(a) Terms of Employment. (i) The Seller Disclosure Schedule sets forth a list of all employees and consultants of the Acquired Companies and their Subsidiaries (including full particulars of the date of commencement of employment or engagement, period of continuous employment in respect of employees, job title or grade, age, salary and all material benefits (including pension and medical insurance coverage) provided and the applicable terms and conditions of employment and/or engagement) as of the date hereof. All such information is true, complete and accurate.

(ii) All employees and consultants of the Acquired Companies and their Subsidiaries may be terminated by the Acquired Companies or a Subsidiary on three months notice at any time with or without cause and without any severance (other than statutory severance) or other Liability to the Acquired Companies or such Subsidiary. The Seller Disclosure Schedule sets forth a list of any written, and a written summary of any oral, employment, consulting, termination or severance agreements to which the Acquired Companies or any of their Subsidiaries is a party or by which any of them is bound ("Employment Agreements"). The individuals listed in Section 4.20(a) of the Seller Disclosure Schedule have been properly characterized as independent contractors by HM Revenue and Customs.

(iii) No employees of the Acquired Companies and their Subsidiaries are on secondment, maternity leave or absent on other long term leave of absence.

(iv) No outstanding offer of employment or engagement has been made by the Acquired Companies and their Subsidiaries to any person nor has any person accepted an offer of employment or engagement made by the Acquired Companies and their Subsidiaries but who has not yet commenced such employment or engagement.

(b) Bonus and Other Schemes. (i) The Acquired Companies and their Subsidiaries do not have in existence or participate in any share incentive scheme or share option scheme nor are they proposing to introduce or participate in any such scheme.

(ii) There are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Acquired Companies and their Subsidiaries under which any director or employee of the Acquired Companies and their Subsidiaries or former director or employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Acquired Companies and their Subsidiaries or otherwise).

(iii) The Acquired Companies and their Subsidiaries are not bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of the Acquired Companies and their Subsidiaries.

(c) Changes in remuneration and terms and conditions. (i) Since January 1, 2008, no material change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment, of any director, employee or consultant of the Acquired Companies and the subsidiaries;

(ii) No agreement has been reached with any director, employee, trade union or other body representing employees that will or may on a future date result in an increase in any director’s or employee’s rate of remuneration or enhanced emoluments of employment or pension benefits.

(d) Compliance. (i) Each person employed, hired or engaged by the Acquired Companies and their Subsidiaries has valid and subsisting permission to live and work full time in the United Kingdom in the role in which they are employed, hired or engaged for the purposes of section 8 of the Asylum and Immigration Act 1996 or sections 15 and 21 of the Immigration, Asylum and Nationality Act 2006 and the Acquired Companies and their Subsidiaries have complied with their obligations under such legislation.

(ii) In relation to any contract of employment between the Acquired Companies and their Subsidiaries and any of their directors, all statutory requirements (including without limitation, and provision for enforcement of fair dealing by directors) have been fulfilled.

(iii) In relation to each of its employees and so far as relevant in relation to each of its former employees, consultants and workers the Acquired Companies and their Subsidiaries have complied with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees, consultants and workers (or former employees, consultants and workers as the case may be) or any recognised trade union.

(iv) During the period of 6 years preceding the date of this Agreement, the Acquired Companies and their Subsidiaries have not been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended).

(e) Employment Claims. (i) There are no legal or other proceedings between the Acquired Companies and their Subsidiaries on the one hand and any director, employee, consultant or former director or employee of the Acquired Companies and their Subsidiaries on the other hand nor are any such proceedings pending or threatened.

(ii) There are no claims pending or, to Sellers’ Knowledge, threatened or capable of arising against the Acquired Companies and their Subsidiaries by an employee, independent contractor or any other third party, in respect of any accident, disease, illness or injury, which are not fully covered by insurance.

(iii) In the 12 months preceding this Agreement, no improvement or prohibition notice has been served on the Acquired Companies and their Subsidiaries in connection with the conduct of its business by any body responsible for health and safety.

(f) Discrimination. (i) Each of the Acquired Companies and their Subsidiaries has complied with each, and is not in violation of any, Law relating to unlawful discrimination and equal pay and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

(ii) There are no terms or conditions under which any director or employee of the Acquired Companies and their Subsidiaries is employed nor has anything occurred or not occurred that may give rise to any claim for any form of unlawful discriminationor equal pay either under domestic United Kingdom, European law or the laws of any other jurisdiction to the extent applicable whether by such director or employee or a former director or employee or a prospective director or employee or otherwise.

(iii) In the 12 months preceding this Agreement, there has been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to any unlawful discrimination.

(g) Effect of Sale. (i) No director nor any employee of the Acquired Companies and their Subsidiaries has given or received notice terminating his employment or office, except as expressly contemplated in this agreement and no such director or employee will be entitled to give such notice as a result of the provisions of this agreement.

(ii) No director or employee will be entitled by reason of the transactions contemplated by this agreement to any one-off payment, bonus or commission or to terminate his employment other than on normal contractual terms.

(h) Redundancies. (i) During the 12 months preceding the date of this Agreement, the Acquired Companies and their Subsidiaries have not given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under Chapter II of Part IV Trade Union and Labour Relations (Consolidation ) Act 1992 or failed to comply with any of their obligations under Chapter II of Part IV of such Act.

(ii) There are no current severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Acquired Companies and their Subsidiaries to receive any payment on the termination of their employment (except for contractual notice pay).

(i) Collective Agreements. The Acquired Companies and their Subsidiaries have not entered into any collective agreement or arrangement with nor do they recognise a trade union, works council, staff association or other body representing any of their employees nor have they done any act which might be construed as recognition.

(j) Industrial disputes. (i) Neither the Acquired Companies and their Subsidiaries nor their directors or employees is involved in any actual or threatened trade dispute as defined by section 218 Trade Union and Labour Relations (Consolidation) Act 1992.

(ii) No dispute has arisen during the 6 years preceding the date of this Agreement between the Acquired Companies and their Subsidiaries and any material number or category of their employees (or any trade union or other body representing all or any of such employees) and there are no facts, matters or circumstances which may give rise to any such dispute.

4.21 Environmental. Except as disclosed in the Seller Disclosure Schedule, (a) each of the Acquired Companies complies with all applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater or otherwise relating to pollution, contamination or protection of the environment and possesses and complies with all applicable Permits required under any such Laws to operate as it currently operates and (b) there are no legal proceedings pending or, to the Knowledge of Sellers, threatened, that seek to enforce or impose liability under any such Law against the Acquired Companies, or to revoke or modify any such Permit held by the Acquired Companies.

4.22 Insurance. (a) The Seller Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy which covers the Acquired Companies or any of their Subsidiaries or their respective businesses, properties, assets, directors or employees (the "Policies") and (ii) a list of all pending claims and the claims history for the Acquired Companies and their Subsidiaries during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) All Policies are issued by an insurer that is reputable, are in full force and effect and, to Sellers’ Knowledge are enforceable in accordance with their terms and will continue in full force and effect with respect to the Acquired Companies and their Subsidiaries following the Acquisition. Such Policies provide adequate insurance coverage for the Acquired Companies and their Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient for compliance with all Laws and Contracts to which the Acquired Companies or any of their Subsidiaries is a party or by which it is bound.

(c) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Acquired Companies nor any Subsidiary of the Acquired Companies has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Acquired Companies and their Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

4.23 Product Warranty. (a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed or licensed, or any services rendered, by the Acquired Companies or any of their Subsidiaries ("Products"), beyond that set forth in the applicable standard conditions of sale, copies of which are included in the Seller Disclosure Schedule.

(b) Each Product manufactured, sold, distributed or licensed by the Acquired Companies or any of their Subsidiaries has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other material defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product which has been sold or shipped prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(c) The Interim Balance Sheet reflects adequate reserves (in accordance with UK GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, shipped or sold by the Acquired Companies or any of their Subsidiaries on or prior to the Interim Balance Sheet Date. The accounting records of the Acquired Companies and their Subsidiaries will reflect adequate reserves (in accordance with UK GAAP) for all such claims in connection with Products manufactured, shipped or sold by the Acquired Companies and their Subsidiaries on or prior to the Closing Date.

4.24 Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Acquired Companies and their Subsidiaries are correct and complete, and have been maintained in accordance with the Companies Acts and otherwise in accordance with sound business practices. The minute books of the Acquired Companies and their Subsidiaries contain accurate and complete records of all meetings, or actions taken by written consent, of the stockholders, the board of directors and any committees of the board of directors, of the Acquired Companies and their Subsidiaries, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders, board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books. At the Closing, all of the books and records of the Acquired Companies and their Subsidiaries will be in the possession of the Acquired Companies. At the Closing, Sellers will deliver, or cause to be delivered, to Buyer or its designee all of the minute books of the Acquired Companies and their Subsidiaries.

4.25 Suppliers and Aggregators. The Seller Disclosure Schedule sets forth with respect to each of the Acquired Companies and their Subsidiaries (a) each supplier from whom purchases exceeded $25,000 in the year ended December 31, 2006 or December 31, 2007 or that is otherwise material to the Acquired Companies or any of their Subsidiaries, (b) each supplier who constitutes a sole source of supply to the Acquired Companies or any of their Subsidiaries; and (c) with respect to each year ended December 31, 2006 or December 31, 2007 and the eight-month period ended August 31, 2008, each aggregator that has contributed in excess of 15% percent of the Companies’ revenues on a consolidated basis for such year or period. The relationships of each of the Acquired Companies and their Subsidiaries with each such supplier and aggregator are good commercial working relationships. No such supplier or aggregator has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Acquired Companies or any of their Subsidiaries. None of Sellers, the Acquired Companies or the Subsidiaries of the Acquired Companies has received notice that any such supplier or aggregator may cancel or otherwise materially and adversely modify its relationship with the Acquired Companies or any Subsidiary of the Acquired Companies or limit its services, supplies or materials to the Acquired Companies or any Subsidiary of the Acquired Companies, either as a result of the Acquisition or otherwise.

4.26 Brokers or Finders. Sellers represent, as to themselves and their Affiliates, including the Acquired Companies and the Subsidiaries of the Acquired Companies, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.27 Bank Accounts. The Seller Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Acquired Companies or any of their Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

4.28 Powers of Attorney. Except as set forth in the Seller Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Acquired Companies or any of their Subsidiaries in favor of any Person.

4.29 Fierce Sale. The total costs and expenses that would be incurred by AMV in connection with a shut-down, dissolution, liquidation or similar closing of the business of Fierce as it currently exists without any material change or the entering into of any material commitment prior to such event (except for the costs and expenses of the acquisition of the Sky Channel) (a “Fierce Sale”), prior to January 1, 2009 are less than £25,000, Sellers acknowledge that in the event that the total costs and expenses of such a Fierce Sale exceed £25,000, then the excess amount of such costs and expenses over £25,000 shall be borne by Sellers in accordance with Article X. In the event that a Fierce Sale occurs on or after January 1, 2009, then the costs and expenses incurred in connection with such Fierce Sale shall be borne by Buyer.

4.30 Completeness of Disclosure. No representation or warranty by Sellers in this Agreement, and no statement made by Sellers in the Seller Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the execution or performance of this Agreement, when taken together, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Buyer to Sellers (the "Buyer Disclosure Schedule"), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall be arranged in sections corresponding to each Section of this Article V. Each exception to a representation and warranty set forth in the Buyer Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable section of the Buyer Disclosure Schedule, and no other representation or warranty.

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority and Enforceability. (a) Buyer has the requisite power and authority to enter into this Agreement and to complete the Acquisition. The execution and delivery of this Agreement and the completion of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

(b) The shares of Buyer Common Stock to be issued by Buyer in connection with the Acquisition, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued, and, assuming that the representations and warranties of the Sellers contained herein and in the Regulation S Certificate are true, will be issued in accordance with the exemption provisions of the Securities Act and in compliance with state and Federal securities laws.

(c) Buyer is not a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Stock Consideration.

5.3 No Conflicts; Consents.

(a) Except as set forth on Schedule 5.3 of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer does not, and the completion of the Acquisition by Buyer will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.

(b) No consent of or filing with any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the completion of the Acquisition, except for (i) such filings as may be required under the antitrust or competition Laws of any foreign country, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such consents or filings the failure to obtain which would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement or complete the Acquisition.

5.4 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against or affecting, Buyer which (a) in any manner challenges or seeks to enjoin, alter or materially delay the Acquisition, or (b) would reasonably be expected to have a material adverse effect on Buyer.

5.5 Purchase for Investment. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

5.6 SEC Filings; Financial Statements. (a) Buyer has made available to the Sellers a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the Securities and Exchange Commission (the “SEC”) (the “Buyer SEC Reports”) on or since January 1, 2008, which are all the forms, reports and documents required to be filed by Buyer with the SEC since such date. As of their respective dates the Buyer SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Buyer makes no representation or warranty whatsoever concerning the Buyer SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a material adverse effect on Buyer taken as a whole.

5.7 Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

5.8 Indebtedness. Except for as set forth in that certain Amendment and Waiver to Senior Secured Note, entered into as of February 12, 2008, relating to that certain Senior Secured Note issued by Twistbox Entertainment, Inc. (a wholly-owned subsidiary of Buyer) to ValueAct Smallcap Master Fund, L.P. (“ValueAct”), as amended on February 12, 2008, due on January 30, 2010 (the “ValueAct Note”), Buyer has not agreed to assume, incur or guarantee any Indebtedness. The ValueAct Note is valid and enforceable in accordance with its terms. Buyer and its wholly-owned subsidiary, Twistbox Entertainment, Inc., have complied with and are in compliance with the provisions of the ValueAct Note applicable to them.

5.9 Completeness of Disclosure. No representation or warranty by Buyer in this Agreement, and no statement made by Buyer in the Buyer Disclosure Schedule, or any certificate or other document furnished or to be furnished to Sellers pursuant hereto, or in connection with the execution or performance of this Agreement, when taken together, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE VI

COVENANTS OF SELLERS

6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, Founding Sellers shall cause the Acquired Companies and each Subsidiary of the Acquired Companies to:

(a) maintain its corporate existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses be substantially unimpaired on the Closing Date;

(c) maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d) maintain its books and records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(e) promptly notify Buyer of any event or occurrence not in the Ordinary Course of Business; and

(f) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Sellers contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and Sellers shall use their reasonable best efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied on or prior to the Closing Date.

6.2 Negative Covenants. Except as expressly provided in this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Founding Sellers shall not permit the Acquired Companies or any Subsidiary of the Acquired Companies to, without the prior written consent of Buyer except in the Ordinary Course of Business and consistent with past practices:

(a) adopt or propose any amendment to the Charter Documents of the Acquired Companies or any Subsidiary of the Acquired Companies;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any Equity Security or other security;

(c) issue or authorize for issuance any Equity Security or other security, or make any change in any issued and outstanding Equity Security or other security, or redeem, purchase or otherwise acquire any Equity Security or other security;

(d) (i) other than pursuant to a written agreement or the schemes disclosed in the Seller Disclosure Schedule in the amount required thereunder, (A) increase or modify the compensation or benefits payable or to become payable by the Acquired Companies or any Subsidiary of the Acquired Companies to any of its current or former directors, employees or consultants, or (B) increase or modify any bonus, severance, termination, pension or insurance, payment or arrangement made to, for or with any current or former directors, employees or consultants of the Acquired Companies or any Subsidiary of the Acquired Companies, or (ii) enter into any employment, severance or termination agreement;

(e) establish, adopt, enter into, amend or terminate any schemes, collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees or consultants of the Acquired Companies or any Subsidiary of the Acquired Companies;

(f) sell, lease, transfer or assign any property or assets of the Acquired Companies or any Subsidiary of the Acquired Companies, except (i) sales of inventory in the Ordinary Course of Business consistent with past practice and (ii) the grant of non-exclusive Acquired Company Licenses in the Ordinary Course of Business consistent with past practice;

(g) assume, incur or guarantee any Indebtedness, except for endorsements for collection in the Ordinary Course of Business, or modify the terms of any existing Indebtedness;

(h) mortgage, pledge or subject to Liens any properties or assets of the Acquired Companies or any Subsidiary of the Acquired Companies;

(i) make any loans, advances or capital contributions to, or investments in, any Person other than travel loans or advances in the Ordinary Course of Business consistent with past practice;

(j) (i) amend, modify, cancel or waive any rights under any Material Contract, (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in the Seller Disclosure Schedule, or (iii) otherwise take any action or engage in any transaction that is material to the Acquired Companies and their Subsidiaries taken as a whole;

(k) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $5,000 or capital expenditures which in the aggregate exceed $25,000;

(l) acquire any assets other than inventory in the Ordinary Course of Business consistent with past practice;

(m) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the Ordinary Course of Business;

(n) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of its assets or Equity Securities or other securities;

(o) take any actions outside the Ordinary Course of Business;

(p) make any changes in its accounting methods, principles or practices;

(q) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(r) take any action or omit to do any act within its control which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Sellers not to be true and correct as of the Closing Date; or

(s) agree, whether in writing or otherwise, to do any of the foregoing.

6.3 Access to Information. Subject to the terms of Section 8 of that certain letter of intent, by and between Buyer, the Founding Sellers and AMV, dated August 20, 2008 (the "Letter of Intent"), Founding Sellers shall, and shall cause the Acquired Companies and the Subsidiaries of the Acquired Companies to, afford to Buyer's officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Acquired Companies and the Subsidiaries of the Acquired Companies, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Seller Companies for the purpose of making such investigation of the Acquired Companies and the Subsidiaries of the Acquired Companies as Buyer shall desire to make. Sellers shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Acquired Companies and the Subsidiaries of the Acquired Companies and copies of any working papers relating thereto as Buyer may request. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Acquired Companies and their Subsidiaries and the Real Property, including, without limitation, the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Acquired Companies, their Subsidiaries and the Real Property.

6.4 Resignations; Appointments. (a) On the Closing Date, Founding Sellers shall cause to be delivered to Buyer, from all Persons other than the Founding Sellers, duly signed resignations, effective immediately after the Closing, of all directors or members of other similar governing body of their position as a director (and, if requested by Buyer prior to Closing, of officers of their position as an officer) of the Acquired Companies and the Subsidiaries of the Acquired Companies.

(b) Buyer shall appoint three nominees to serve as directors (or officers, as requested) of AMV and each of its Subsidiaries.

6.5 Release of Liens. Except with respect to the charge existing in favor of HSBC, prior to the Closing Date, Founding Sellers shall have caused to be released all mortgages, liens, pledges, debentures, charges, rent charges, security interests or similar encumbrances in and upon any of the properties and assets of the Acquired Companies and the Subsidiaries of the Acquired Companies.

6.6 Confidentiality. From and after the Closing Date, Founding Sellers will severally and not jointly, and will cause their Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies and the Subsidiaries of the Acquired Companies, except to the extent that Founding Sellers can show that such information (a) is in the public domain through no fault of Founding Sellers or any of their Affiliates or (b) is lawfully acquired by Founding Sellers or any of their Affiliates after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Founding Sellers or any of their Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Founding Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Founding Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Founding Sellers shall exercise their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything else in this Agreement to the contrary, Founding Sellers (and each employee, representative, or other agent of Founding Sellers) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to Founding Sellers (or to any employee, representative, or other agent of Founding Sellers) relating to such tax treatment or tax structure; provided that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.

6.7 Consents. Founding Sellers shall, and shall cause the Acquired Companies and each Subsidiary of the Acquired Companies to, obtain the consents, waivers, assignments and approvals (collectively, "Consents") under each material Contract to which it is a party as may be required in connection with the Acquisition so as to preserve all rights of, and benefits to, Buyer, the Acquired Companies and the Subsidiaries of the Acquired Companies thereunder; provided that no Indebtedness shall be repaid, and no Contract shall be amended nor any right thereunder be waived, to obtain any such Consent. All of the Consents are set forth in the Seller Disclosure Schedule.

6.8 Notification of Certain Matters. Sellers' Representative shall give prompt notice to Buyer of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Sellers' representative shall notify Buyer in writing of the existence or happening of any fact, event or occurrence which should be included in the Seller Disclosure Schedule in order to make the representations and warranties set forth in Articles III and IV true and correct as of the Closing Date (each such additional written disclosure, a "Seller Disclosure Schedule Supplement"). Within 15 days of the date of receipt of such a Seller Disclosure Schedule Supplement, Buyer may elect to terminate this Agreement by giving written notice to the Buyer pursuant to Section 9.1; provided, however, that Seller shall be granted a reasonable opportunity to cure any events occurring prior to Closing disclosed pursuant to such Seller Disclosure Schedule Supplement. Buyer's failure to terminate this Agreement within such 15 day period shall be deemed Buyer's acceptance of any such Seller Disclosure Schedule Supplement as if it was part of the Seller Disclosure Schedules as of the date of this Agreement.

6.9 [INTENTIONALLY LEFT BLANK].

6.10 Insurance.

(a) To the extent that Founding Sellers shall be entitled under the terms and conditions of "occurrence" based Policies in effect on the date hereof to coverage for losses suffered by the Acquired Companies or any Subsidiary of the Acquired Companies after the Closing arising out of any occurrences covered by such Policies occurring prior to the Closing, Founding Sellers shall, and shall cause their Subsidiaries to, use such efforts and take such actions to recover such losses on behalf of the Acquired Companies or such Subsidiary of the Acquired Companies pursuant to such Policies as it would use or take in conducting its own businesses in the ordinary course if such losses were suffered by Founding Sellers, and shall deliver the proceeds thereby recovered to the Acquired Companies or such Subsidiary of the Acquired Companies. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Policy shall govern. Founding Sellers shall continue to maintain such Policies, to the extent they apply on the date hereof to the Acquired Companies and the Subsidiaries of the Acquired Companies, in full force and effect (and without any amendment that would be adverse, in any material respect, to the Acquired Companies or any Subsidiary of the Acquired Companies) with respect to occurrences prior to and including the Closing. Founding Sellers shall continue to have the Acquired Companies and each Subsidiary of the Acquired Companies as a named insured party under each such Policy with respect to occurrences prior to and including the Closing.

(b) Following the Closing, Buyer shall provide, and shall cause the Acquired Companies and the Subsidiaries of the Acquired Companies to provide, Founding Sellers with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by Founding Seller pursuant to this Section 6.10.

6.11 No Solicitation of Other Proposals. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Founding Sellers shall not and shall cause the Acquired Companies to not, authorize or permit any of their respective officers, directors, employees, representatives or agents (collectively, the “Company Representatives”) directly or indirectly to, (i) solicit, facilitate, initiate, encourage or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Acquired Companies or the issuance or acquisition of shares of capital stock or other securities of the Acquired Companies or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other securities of the Acquired Companies, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of the Acquired Companies, or any other transaction, the completion of which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Buyer or its Affiliates of the transactions contemplated hereby. The Founding Sellers shall and shall cause the Acquired Companies to immediately cease and cause to be terminated and shall cause all Company Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Founding Sellers shall and shall cause the Acquired Companies to promptly notify the Company Representative of its obligations under this Section 6.11. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Acquired Companies or any Company Representative, whether or not such Person is purporting to act on behalf of the Acquired Companies, shall be deemed to be a breach of this Section 6.11 by the Acquired Companies.

(b) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Founding Sellers or the Board of Directors of the Acquired Companies nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the sale of the Shares to Buyer contemplated by this Agreement, (ii) subject to applicable Law, withdraw or modify or propose to withdraw or modify in a manner adverse to Buyer its approval or recommendation of the sale of the Shares to Buyer, this Agreement or the transactions contemplated hereby, (iii) upon a request by Buyer to reaffirm its approval or recommendation of this Agreement or the sale of the Shares to Buyer, fail to do so within two Business Days after such request is made, (iv) approve, enter or permit or cause the Acquired Companies to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (v) resolve or announce its intention to do any of the foregoing.

(c) In addition to the other obligations of the Founding Sellers and the Acquired Companies set forth in this Section 6.11, the Sellers shall and shall cause the Acquired Companies to immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

6.12 Change in Year End. Following Closing, the Acquired Companies shall change their year-end from December 31 to March 31, and the current accounting reference period shall be extended from December 31, 2008 to cover the 15 months ended on March 31, 2009.

6.13 Financial Statements. Within 60 days following Closing, Sellers shall use commercially reasonable best efforts to deliver complete copies of the Acquired Companies’ audited consolidated financial statements for the nine month period ending on September 30, 2008, prepared in accordance with UK GAAP (reconciled to US GAAP in a form suitable for filing with the SEC).

6.14 Directors’ Accounts. Any amounts owed by any directors of the Acquired Companies to AMV or any of its Subsidiaries in connection with any overdrawn accounts, shall be repaid by such directors to AMV prior to Closing. Any tax liabilities, excluding normal PAYE tax, that may be incurred by AMV in connection with any over-drawn accounts that have not been repaid prior to October 1, 2008, shall be subject to the indemnification provisions set forth in Article X.

ARTICLE VII

COVENANTS OF BUYER AND SELLERS

7.1 Regulatory Approvals. Each of Buyer and Founding Sellers shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any Governmental Entity or other Person required to be obtained or made by it for the completion of the Acquisition. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the completion of the Acquisition.

7.2 Public Announcements. Neither Buyer nor Sellers shall, and Sellers shall cause the Acquired Companies not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided that Buyer or Sellers may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the Acquisition.

7.3 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies and the Subsidiaries of the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies and the Subsidiaries of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit Sellers to review and comment upon such Tax Returns.

7.4 Further Assurances. Subject to the terms of this Agreement, each of Buyer and Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and complete the Acquisition. Following Closing, to the extent that any Intellectual Property, including URL’s and other items of Intellectual Property, are in or under the Founding Sellers’ names that relate to the business of the Acquired Companies, the Founding Sellers shall take all actions reasonably necessary to transfer such Intellectual Property to Buyer, AMV or its Subsidiaries, as requested by Buyer.

7.5 Key Man Life Insurance. Buyer may obtain (at the cost and expense of Buyer) after the Closing key man life insurance on the life of each of Nathaniel MacLeitch and Jonathan Cresswell, who shall cooperate with Buyer in obtaining such life insurance (the “Key Man Policy”). The Key Man Policy shall be in such amounts and on terms reasonably acceptable to Buyer, with the proceeds from such policies to be payable to the order of Buyer.

7.6 Board Observer Rights. Prior to the Closing, the Founding Sellers shall designate one representative, reasonably acceptable to Buyer, to serve as an observer (the “Observer”) who shall be entitled to attend all meetings of Buyer’s Board of Directors in a nonvoting, observer capacity, and to receive copies of all notices, minutes, consents and other materials that Buyer provides to its directors; provided, however, that the Observer shall agree in writing to be bound by the same duties of confidentiality, good faith and loyalty as if such Observer were a director of Buyer, with respect to all information provided to him in such materials and in the course of his attendance at any meeting of Buyer’s Board of Directors. Notwithstanding the foregoing, Buyer reserves the right to withhold any information and exclude such Observer from any meeting of the Board of Directors, or any portion thereof, if access to such information or attendance at such meeting could adversely affect the attorney-client privilege, or to protect confidential information or avoid a potential conflict of interest. The Observer shall not be entitled to vote on any matter as to which action of the Board of Directors is to be taken. The right to designate the Observer set forth in this Section 7.6 shall cease and be of no force or effect at such time as the Founding Sellers own, in the aggregate, less than 50% of the shares of Buyer Common Stock issued to the Founding Sellers at Closing.

7.7 Rule 144 Sales. Provided that Sellers provide customary evidence to Buyer of their compliance with the requirements of Rule 144, including obtaining a standard opinion of counsel, Buyer will provide the appropriate instructions to its transfer agent to permit any such sale of Buyer Common Stock by Sellers pursuant to Rule 144.

7.8 AMV Options. On or before the Closing, Founding Sellers shall ensure that each outstanding option (an “AMV Option”) to purchase AMV Shares will either be exercised in full or terminated on or before the Closing. Prior to the Closing, Founding Sellers or AMV, as applicable, shall give written notice to the holders of all AMV Options then outstanding, that (a) the AMV Options will not be assumed in the Acquisition, and the vesting of all AMV Options will accelerate in full, effective as of a date determined by AMV on or prior to the Closing, (b) such holder must notify AMV of its intent to exercise its AMV Options and deliver to AMV by cash or by check the exercise price for the AMV Options to be exercised, and (c) if not so exercised, the AMV Options shall terminate prior to the Closing.

7.9 Drag-Along. On or before Closing, the Founding Sellers and the Non-Founding Sellers shall ensure that the “drag-along” provisions of Article 6 of AMV’s Articles of Association have been initiated and that all shares of capital stock of AMV, including shares issued upon the exercise of AMV Options referred to in Section 7.8, shall be delivered to Buyer at Closing (the “Drag-Along”).

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to complete the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All applicable UK, US federal and state and foreign filing and licensing requirements related to or in connection with the Acquisition, which are required to permit the completion of the Acquisition, shall have been satisfied.

(b) All applicable UK, US and federal, state and foreign regulatory approvals, consents, orders and authorizations required to permit the completion of the Acquisition shall have been obtained.

(c) Any consents, waivers and approvals from ValueAct that are required in order to consummate the Acquisition or the Financing shall have been obtained.

8.2 Conditions to Obligation of Buyer. The obligation of Buyer to complete the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Buyer shall have received a certificate dated the Closing Date signed by Sellers to such effect.

(b) Agreements and Covenants. Sellers shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date. Buyer shall have received a certificate dated the Closing Date signed by Sellers to such effect.

(c) No Litigation. No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent completion of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following completion, (iii) affect adversely the right of Buyer to own the Shares and to control the Acquired Companies and the Subsidiaries of the Acquired Companies, or (iv) affect the right of any of the Acquired Companies and the Subsidiaries of the Acquired Companies to own its assets and to operate its businesses. No such Order shall be in effect.

(d) Legal Opinion. Buyer shall have received a written opinion from Nicholas Hart Solicitors, counsel to Sellers, addressed to Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit B.

(e) Consents. The Acquired Companies shall have obtained all consents, waivers, permits and approvals required to be obtained by the Acquired Companies in connection with the completion of the transactions contemplated hereby.

(f) Resignations and Appointments. The persons listed in Schedule 8.2(f) hereto and those persons identified by Buyer to the Acquired Companies prior to the Closing with respect to the Subsidiaries shall have resigned from their positions and offices with the Acquired Companies and the Subsidiaries, as applicable, and three of Buyer’s nominees shall have been appointed to the board of directors of AMV and each of its Subsidiaries.

(g)  Directors’ Accounts. Any amounts owed by any directors of the Acquired Companies to AMV or any of its Subsidiaries in connection with any overdrawn accounts, shall have been repaid by such directors to AMV, and Founding Sellers shall have delivered to Buyer a certificate to such effect signed by the Chief Financial Officer (or comparable person) of AMV.

(h) Key Executive Employment Agreements. The Acquired Companies shall have entered into employment agreements or similar agreements with MacLeitch and Cresswell prior to Closing, on terms and conditions acceptable to Buyer and such executives.

(i) Financing. Buyer shall have completed a financing on terms acceptable to it and sufficient to enable it to complete the transactions contemplated by this Agreement (the “Financing”).

(j) [INTENTIONALLY LEFT BLANK]

(k) Working Capital. Founding Sellers shall have delivered to Buyer a certificate setting forth the estimated Working Capital of the Acquired Companies and their Subsidiaries as of the Closing Date, and certified by the Chief Financial Officer (or comparable person) of AMV, to be used only as guidance for reference.

(l) Financial Statements. The Founding Sellers shall have delivered to Buyer audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007 for the Acquired Companies and their Subsidiaries.

(m) Lock-Up Agreements. Buyer and each of the Sellers shall have entered into lock-up agreements, substantially in the form of Exhibit C, to the effect that for a period of one year following the Closing, Sellers shall not, without the written consent of Buyer, sell, transfer, grant an option to, make a gift of or otherwise dispose of any shares of the Stock Consideration acquired under this Agreement or make any short sale of the Stock Consideration.

(n) No Material Adverse Change. There shall have been no material adverse change in the financial condition, business, assets or operations of the Acquired Companies nor shall any event have occurred which so far as can reasonably be foreseen on the applicable Closing Date appears reasonably likely materially and adversely to affect the financial condition, business, assets or operations of the Acquired Companies.

(o) Non-Competition Agreements. Buyer shall have received copies of the executed Non-Competition Agreements substantially in the form of Exhibit D attached hereto, as of the Closing from each of the Founding Sellers, Dan Boss, and Sellers shall use their best efforts to obtain executed Non-Competition Agreements from Karen Schill and Alistair Austen.

(p) Regulation S Certificate. Buyer shall have received from each of the Sellers, an executed Regulation S Certificate, substantially in the form of Exhibit E attached hereto.

(q) SkyNet Shares. The Founding Sellers shall have taken all necessary action to ensure that prior to closing, AMV is the registered and beneficial owner of 100% of the issued and outstanding share capital of SkyNet Interactive Limited, and the Founding Sellers shall have delivered documents reasonably satisfactory to Buyer to such effect.

(r) Power of Attorney. The Founding Sellers shall have obtained and delivered to Buyer certified copies of the Power of Attorney, substantially in the form of Exhibit F attached hereto, executed by each of the Sellers listed on the signature page hereto (other than the Founding Sellers) in favor of Nathaniel MacLeitch, evidencing such Seller’s agreement for Nathaniel MacLeitch to consummate the Acquisition and the transactions contemplated hereby on behalf of such Seller. The Founding Sellers shall have delivered evidence reasonably satisfactory to Buyer that the Option Holder Sellers will at Closing be bound to the terms and conditions of this Agreement, including the representations, warranties, covenants and other terms and conditions of this Agreement.

(s) AMV Options. All AMV Options shall have been properly exercised or terminated, the exercise price for each AMV Option that has been exercised shall have been received by AMV, and the AMV EMI Share Option Plan (the “AMV Stock Plan”) shall have been terminated in accordance with its terms. At or prior to Closing, Sellers shall have delivered a certificate to Buyer signed by an authorized officer of AMV confirming that all outstanding AMV Options entitling any person to acquire any interest in the Company and the AMV Stock Plan have been exercised or cancelled.

(t) Drag-Along. The Drag-Along shall have been properly completed and all shares of capital stock of AMV shall be delivered to Buyer at Closing. The Founding Sellers and the Sellers’ Representative shall have delivered a certificate to Buyer confirming that the Drag-Along has been duly and properly completed.

8.3 Conditions to Obligation of Sellers. The obligation of Sellers to complete the Acquisition is subject to the satisfaction (or waiver by Sellers in their sole discretion) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Sellers shall have received a certificate dated the Closing Date signed by Buyer to such effect.

(b) Agreements and Covenants. Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Buyer by the President of Buyer to such effect.

(c) No Litigation. No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent completion of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following completion. No such Order shall be in effect.

(d) Legal Opinion. Sellers shall have received from Mintz Levin, counsel to Buyer, an opinion of counsel in substantially the form of Exhibit G annexed hereto.

(e) Security Agreement. Sellers shall have received an executed security agreement in favor of Sellers securing Buyer’s obligation (subordinate to Buyer’s obligations to ValueAct) to pay the Note, which such agreement shall be in form and substance satisfactory to Sellers’ Representative.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Sellers;

(ii) by Buyer or Sellers if:

(A) the Closing does not occur on or prior to October 31, 2008; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(iii) by Buyer if:

(A) any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B) there has been a breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Sellers shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied;

(C) and, in either case, such breach is not curable, or if curable, is not cured within 15 days after written notice of such breach is given to Sellers; or

(iv) by Sellers if:

(A) any condition to the obligations of Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or

(B) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied;

(C)  and, in either case, such breach is not curable, or if curable, is not cured within 15 days after written notice of such breach is given to Buyer.

(b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Sellers or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided that the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of this Agreement or failure to perform hereunder; provided that the party seeking relief is not in breach of its obligations hereunder under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.

9.4 Break-Up Fee. If this Agreement is terminated pursuant to Section 9.1(a)(ii)(A):

(a) by reason of the failure of the Sellers to satisfy any of Buyer’s closing conditions contained in Section 8.2, and Buyer is ready, willing and able to satisfy the conditions set forth in Section 8.3, then AMV shall promptly pay to Buyer up to an aggregate of $75,000 for all of Buyer’s out-of-pocket costs and expenses associated with the Acquisition; or

(b) by reason of the failure of Buyer to obtain or consummate the Financing or to satisfy any of Sellers’ closing conditions contained in Sections 8.1 or 8.3, and Sellers are ready, willing and able to satisfy the conditions set forth in Section 8.2, then Buyer shall promptly pay to Sellers’ Representative for the benefit of the Sellers up to an aggregate of $75,000 for all of Sellers’ out-of-pocket costs and expenses associated with the Acquisition.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a)  Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing until June 30, 2010.

(b) The representations and warranties of Sellers contained in Sections 3.1 (Authority and Enforceability), 3.2 (The Shares), 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.26 (Brokers or Finders), and the representation and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.7 (Brokers or Finders) shall survive the Closing indefinitely. The representations and warranties of Sellers contained in Sections 4.9 (Taxes) and 4.19 (Employee Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of Sellers contained in Section 4.21 (Environmental Laws) shall survive the Closing for a period of six years following the Closing.

(c)  The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing for a period of one year. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the "Applicable Survival Period." In the event a Notice of Claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2 Indemnification by Sellers.

(a)  Sellers shall indemnify and defend Buyer and its Affiliates (including, following the Closing, the Acquired Companies and their Subsidiaries) and their respective stockholders, officers, directors, employees, agents, successors and assigns (the "Buyer Indemnitees") against, and shall hold them harmless from, and shall reimburse Buyer Indemnitees first by set-off against their pro rata entitlement to the proceeds of the Note during the term of the Note for, any and all losses, damages, claims (including, without limitation, third-party claims), charges, interest, penalties, damages, Taxes, diminution in value, reasonable costs and expenses (including, without limitation, reasonable legal, consultant, accounting and other professional fees, and costs of sampling, testing, investigation, removal, treatment and remediation of contamination) (collectively, "Losses") resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Sellers contained in this Agreement, the Seller Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated hereby, to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of Sellers contained in this Agreement, the Seller Disclosure Schedule or any certificate furnished or to be furnished to Buyer in connection with the transactions contemplated hereby;

(iii) any fees, expenses or other payments incurred or owed by Seller, the Acquired Companies or any Subsidiary of the Acquired Companies to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; and

(iv) fraud of Sellers in connection with this Agreement or any Schedule, Exhibit or certificate delivered pursuant to this Agreement;

provided, that, this Section 10.2 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 10.8.

(b)  Sellers shall not be liable for any Loss or Losses or any liabilities on the part of the Sellers pursuant to this Agreement ("Buyer Warranty Losses"): (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds £100,000, in which event Sellers shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that any Buyer Warranty Loss exceeds, in the aggregate, the Purchase Price received by Sellers; provided, that, (y) the limitations set forth in this Section 10.2 shall not apply to any Buyer Warranty Loss based on any breach of the representations, warranties and covenants set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.6, 4.9, 4.19, 4.21, 4.26, 4.29, 6.14, 7.8, 7.9, 8.2(s) and 8.2(t), and (z) nothing contained in this Section 10.2 shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at law, in equity or otherwise, based on fraud. Further, Sellers shall not be liable for Losses to the extent that such liability only arises as a result of changes in legislation following the Closing that have a retrospective effect. Notwithstanding anything to the contrary set forth herein, in seeking any recovery for Losses or liabilities on the part of the Sellers pursuant to this Agreement, Buyer may have recourse against the Non-Founding Sellers and Option Holder Sellers only with respect to the breach or failure of a representation or warranty of such Non-Founding Seller or Option Holder Seller as set forth in Article III and then only, pro rata in accordance with such Non-Founding Seller’s or Option Holder Seller’s ownership interest to be set forth on Schedule A, for Losses only in the aggregate amount of up to $2,451,500 and by means of set-off against the Note or their pro rata entitlement to any Earn-Out Payment. Further, Buyer shall not be entitled to indemnification for any breach or failure of any representation or warranty of Non-Founding Sellers or Option Holder Sellers to the extent that Buyer has already been or can be indemnified by such Non-Founding Seller or Option Holder Seller pursuant to the terms of this Agreement. Nothing herein shall preclude Buyer from seeking indemnification from Founding Sellers to the extent that indemnification of Non-Founding Sellers or Option Holder Sellers does not satisfy Losses arising from such breach or failure of a representation or warranty of Non-Founding Sellers or Option Holder Sellers as set forth in Article III hereof.

10.3 Indemnification by Buyer.

(a) Buyer shall indemnify and defend Sellers and its Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns (the "Seller Indemnitees") against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Buyer Disclosure Schedule, or any certificate or other document furnished or to be furnished to Sellers in connection with the transactions contemplated hereby, to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any other document furnished or to be furnished to Sellers in connection with the transactions contemplated hereby.

10.4 Indemnification Procedure for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X ("Third Party Claim"), the Indemnitee shall promptly notify the Indemnitor in writing ("Notice of Claim") of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b) Subject to the further provisions of this Section 10.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a "Third Party Defense"). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense:

(i) to the extent that the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(iv) the Third Party Claim involves a material customer or supplier of the Acquired Companies or any of their Subsidiaries;

(v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee's reputation or future business prospects;

(vi) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(vii) if the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided, that, the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided, that, in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).

(f) In the event that an Indemnitee timely gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4, the Indemnitee shall have the right, at the sole cost and expense of the Indemnitor, to conduct the Third Party Defense in such manner as it may reasonably deem appropriate and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate. The Indemnitor shall reimburse the Indemnitee promptly for any Losses incurred in connection with any settlement of any such Third Party Claim. If no settlement of any such Third Party Claim is made, the Indemnitor shall reimburse the Indemnitee promptly for any Losses arising out of any judgment rendered with respect to such Third Party Claim. The Indemnitor will be bound by any such judgment or any settlement effected by the Indemnitee. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g) In the event that the Indemnitor is not entitled to assume the Third Party Defense pursuant to Section 10.4(c), the Indemnitee shall have the right (i) to defend, conduct and control the Third Party Defense with counsel of its choice at the expense of the Indemnitor and (ii) to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate; provided, that, the Indemnitor will not be bound by any judgment or settlement effected without its consent (not to be unreasonably withheld or delayed). In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.

(h) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided, that, each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

10.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.6 [INTENTIONALLY LEFT BLANK].

10.7 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided, that, such claim or demand is reasonably likely to be made in the foreseeable future, and that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

10.8 Effect of Investigation; Waiver.

(a) An Indemnitee's right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder. Notwithstanding the foregoing, as of the date hereof, Buyer is not aware of any facts that would cause any of the Sellers, representations and warranties not to be true in all material respects.

(b) Sellers acknowledge and agree that, upon and following the Closing, neither the Acquired Companies nor any of their Subsidiaries shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Sellers whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. Sellers shall have no right of contribution against the Acquired Companies or any of their Subsidiaries with respect to any such indemnification or other claim.

10.9 Tax Indemnification.

(a)Subject as provided in this Section 10.9 the Founding Sellers jointly and severally covenant with and undertake to the Buyer to pay to the Buyer an amount equal to:

(i) any Actual Tax Liability which arises directly or indirectly, and whether before, on or after Closing, by reference to an Event occurring (or deemed to occur for the purposes of any Tax) or income profits or gains earned, accrued or received on or before Closing;

(ii) the value of any Effective Tax Liability;

(iii) any Actual Tax Liability arising as a result of the application of section 767A or section 767AA Taxes Act, or any other secondary liability arising as a result of the failure of the Founding Sellers, or any company treated as associated with the Founding Sellers other than one of the Seller Companies, failing to pay Tax due to be paid by it at any time; and

(iv) any costs or expenses incurred by the Buyer or any of the Seller Companies in connection with or in consequence of any of the matters referred to at Section 10.9(a)(i) to (iii) above or in connection with any Tax Claim or in taking or defending any action under this Section 10.9.

(b) The Founding Sellers shall not be liable under Section 10.9(a) in respect of any liability for Tax to the extent that:

(i) provision, reserve or allowance was made for such liability for Tax in the Balance Sheet or to the extent that payment or discharge of such liability has been taken into account in the Balance Sheet;

(ii) such liability for Tax arises solely in the ordinary course of business of the Acquired Companies carried on since the Balance Sheet Date and for this purpose, but without limitation, the following shall not be regarded as being in the ordinary course of business:

(A) the declaration or payment of any dividend or the making of any other distribution or deemed distribution for Tax purposes;

(B) any transaction entered into in circumstances where the consideration (if any) received by, or as the case may be, paid in respect thereof is less than or more than the consideration deemed to have been received or paid for Tax purposes but to the extent only of the Actual Tax Liability arising in respect of the amount by which the deemed consideration exceeds or is less than the actual consideration;

(C) any of the Seller Companies ceasing or being deemed to cease, for Tax purposes, to be the member of any group or associated with any other company or person whether in consequence of the entering into of this Agreement or anything done under it or otherwise;

(D) an Event which results in any of the Seller Companies becoming liable for Tax for which it is not primarily liable;

(E) the failure by any of the Seller Companies to deduct, charge, recover or account for Tax;

(F) the acquisition or disposal (including any deemed disposal) of a capital asset;

(G) any Event which gives rise to any interest, fine, penalty, charge or surcharge in connection with Tax; and

(H) a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the deferral, reduction or avoidance of a liability to Tax;

(iii) such liability for Tax arises in consequence of any act or transaction which could reasonably have been avoided, and which was carried out without the agreement of the Founding Sellers by the Buyer or one of the Seller Companies after Closing otherwise than in the ordinary course of business of the Seller Companies, and which the Buyer was or should reasonably have been aware would give rise to the Tax liability in question;

(iv) such liability for Tax arises or is increased only as a result of any increase in rates of Tax made after Closing or of any change in law occurring after Closing; or

(v) such liability for Tax arises or is increased as a result of any change after Closing in the bases, methods or policies of accounting of the Seller Companies save where such change is made to comply with generally accepted accounting practice, the published practice of any Taxing Authority or the law or rule of any regulating authority or body in force at Closing.

(c) Except in the case of fraud or negligence, the Founding Sellers shall not be liable under Section 10.9(a) in respect of a liability for Tax unless they have received from the Buyer written notice of the Tax Claim which relates to that Tax liability within seven years from Closing.

(d) All sums payable by the Founding Sellers under Section 10.9 shall be paid free and clear of all deductions or withholdings (including for or on account of Tax) unless the deduction or withholding is required by law, in which event or in the event that the Buyer shall incur any liability for Tax in respect of such payment the Founding Sellers shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been required to be made and/or no such liability to Tax been incurred.

(e) Where the Founding Sellers become liable to make any payment pursuant to Section 10.9(a), the due date for the making of that payment shall be the later of the date falling seven days after the date of written demand by the Buyer to the Founding Sellers and:

(i) in the case of a claim that arises in respect of any Actual Tax Liability, the date falling seven days before the last day on which a payment of Tax may be made by the relevant Seller Company without incurring any liability to interest and/or penalties;

(ii) in the case of an amount in respect of an Effective Tax Liability within (a) of the definition of Effective Tax Liability, seven days before the date on which Tax becomes payable which would not have been payable if no liability had arisen Section 10.9(a) or, in the case of a repayment of Tax, the date on which such repayment would have been made;

(iii) in the case of an amount in respect of an Effective Tax Liability within (b) of the definition of Effective Tax Liability, seven days before the date on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax Authority;

(iv) in the case of an amount under Section 10.9(a)(iv) within seven days of the Buyer giving written notice of the costs and expenses to the Sellers.

(f) Reference in this Section 10.9 to income, profits or gains earned, accrued or received on or before Closing includes income, profits or gains which are deemed to be or are treated or regarded as earned, accrued or received on or before Closing for any Tax purpose.

10.10 Procedures Relating to Indemnification of Tax Claims.

(a) If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim shall promptly provide written notice of such Tax Claim to the other party hereto. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b) Subject to this Section 10.10(b) and Sections 10.10(c) to (e) the Buyer shall or shall procure that the relevant Seller Company shall take such action to avoid, dispute, resist, appeal, compromise or contest any Tax Claim as the Sellers may reasonably request in writing provided, that:

(i) neither the Buyer nor any of the Seller Companies shall be required to delegate the conduct of such action to the Founding Sellers or any professional agent or adviser of the Founding Sellers;

(ii) the Buyer shall not be obliged to procure any such action unless the Founding Sellers have indemnified the Buyer and the relevant Seller Company to their reasonable satisfaction against any liabilities, costs or expenses (including additional Tax) which may be incurred; and

(iii) neither the Buyer nor any of the Seller Companies shall be obliged to take any action requested by the Founding Sellers which could reasonably be said to be frivolous or vexatious or which could adversely affect any of the Seller Companies or the Buyer's future Tax position, and the Buyer shall not be obliged to procure that such action is taken.

(c) Neither the Buyer nor any of the Seller Companies shall be obliged to comply with any request of the Founding Sellers which involves contesting any Tax Claim before any court or other appellate body unless the Founding Sellers obtain the written opinion of counsel of at least ten years call that such contest will, on the balance of probabilities, be successful.

(d) The Buyer and the Seller Companies shall be free to take such action as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this Agreement if within fourteen days of service of the notice under Section 10.10(a) the Founding Sellers fail to notify the Buyer of their intention to resist such Tax Claim or fail within that period to give the indemnity referred to in Section 10.10(b)(ii).

(e) Section 10.10(b) shall not apply if any of the Founding Sellers or the Seller Companies has committed acts or omissions which constitute or are alleged to constitute fraud, willful default or negligent conduct.

10.11 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Mandalay Media, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: James Lefkowitz
Telephone: (310) 601-2500

With a required copy to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: (212) 935-3000

If to Sellers, to:

Jonathan Cresswell
Nathaniel MacLeitch
AMV Holding Limited
65 High Street
Marlow
Buckinghamshire, United Kingdom

With a required copy to:

Nicholas Hart Solicitors
39 Hatton Garden
London EC1N 8EH
Telephone: 011 44 0207 242 9222

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is completed.

11.4 Successors and Assigns. This Agreement may not be assigned, transferred, changed or made the subject of a trust by either party hereto without the prior written consent of the other party; provided, that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.5 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.6 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”). The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York, New York. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the non-exclusive jurisdiction of the federal and state courts located in the City of New York in the State of New York, New York, for such purpose.

11.7 Counterparts. This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

11.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.9 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements, understandings or representations between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the provisions of Section 8 of the Letter of Intent which shall continue in full force and effect in accordance with its terms.

11.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

MANDALAY MEDIA, INC.

By:	/s/ James Lefkowitz
Name: James Lefkowitz
Title: President

FOUNDING SELLERS:

/s/ Jonathan Cresswell
Jonathan Cresswell (a/k/a Jack Cresswell)

/s/ Nathaniel MacLeitch
Nathaniel MacLeitch

NON-FOUNDING SELLERS:

/s/ Nathaniel MacLeitch, as attorney for:
Dave Vernon

/s/ Nathaniel MacLeitch, as attorney for:
Ivo Petrov

/s/ Nathaniel MacLeitch, as attorney for:
Hrair Mekhsian

/s/ Nathaniel MacLeitch, as attorney for:
John Holgate

Acknowledged and Agreed:

SELLERS’ REPRESENTATIVE:

/s/ Nathaniel MacLeitch
Nathaniel MacLeitch